UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHAMPIONX CORPORATION
(Name of Registrant as specified in its Charter)
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

We are ChampionX

Proxy Statement
Notice of Annual Meeting of Shareholders

May 11, 2022

Notice of Annual Meeting of Shareholders
To be Held May 11, 2022

March 30, 2022
Dear Fellow Shareholders:
On behalf of the Board of Directors (the “Board”) of ChampionX Corporation (“ChampionX” or the “Company”), we cordially invite you to attend the Company’s Annual Meeting of Shareholders (the “Meeting”) on Wednesday, May 11, 2022 at Noon, Central Time. The Meeting will be virtual, conducted exclusively via live webcast at www.meetnow.global/MVX6H4U. At the Meeting, shareholders will be asked to consider and act upon the following matters:
1.Election of eight directors;
2.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;
3.Advisory vote to approve the compensation of the Company’s named executive officers for 2021 (“Say-on-Pay”);
4.Such other business as may properly come before the Meeting.
These items are fully described in the following pages, which are made a part of this notice.

All holders of record at the close of business on March 14, 2022 are entitled to vote at the Meeting or any postponement or adjournment thereof.

We plan to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials, how to vote online, and how to obtain a paper copy of the proxy materials, on or about March 30, 2022.

In light of the continued public health risks posed by the COVID-19 pandemic, the Board has determined it is appropriate to hold the Meeting virtually. You will be able to attend the Meeting online, vote your shares electronically and submit questions during the Meeting by visiting www.meetnow.global/MVX6H4U. To participate in the virtual meeting, you will need the control number printed on your Notice or proxy card. The Meeting webcast will begin promptly at Noon, Central Time. We encourage you to access the Meeting prior to the start time. If you experience technical difficulties during the check-in process or during the Meeting, support is available at 1-888-724-2416 (inside the United States and Canada) or 1-781-575-2748 (all other locations).

Your vote is very important. Whether or not you plan to attend the Meeting, we urge you to review the proxy materials and vote your shares as soon as possible.

We hope you will read the Proxy Statement and submit your proxy, or use telephone or Internet voting, prior to the Meeting. Even if you plan to attend the virtual Meeting online, please submit a proxy as soon as possible to ensure your shares are voted at the Meeting in accordance with your instructions.

On behalf of the Board and our management team, I extend our appreciation for your support.
JULIA WRIGHT
Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2022

Our Proxy Statement, together with the form of proxy card, and our 2021 Annual Report are available at www.envisionreports.com/CHX

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	Noon, Central Time on Wednesday, May 11, 2022
Virtual Meeting:	www.meetnow.global/MVX6H4U
Eligibility to Vote:	You are entitled to vote if you were a shareholder of record at the close of business on March 14, 2022

Voting Matters and Board Recommendation

	Board’s Voting Recommendation	Page Reference
Election of the eight nominees for director named in this Proxy Statement until the 2023 annual meeting of shareholders (Item 1)	FOR EACH DIRECTOR NOMINEE	16
Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2022 (Item 2)	FOR	26
Advisory vote to approve compensation of the Company’s named executive officers (Say-on-Pay) (Item 3)	FOR	29

How to Cast Your Vote
You may submit your vote by Internet, telephone or mail.

INTERNET To vote before the Meeting, visit www.envisionreports.com/CHX To vote at the meeting, visit www.meetnow.global/MVX6H4U You will need the control number on your Notice or proxy card	BY TELEPHONE 1-800-652-8683 until Noon, Central Time on May 11, 2022	BY MAIL Completing, signing, dating and returning your proxy or voting instruction card before May 11, 2022

i

Board and Board Committees; Board Nominees
The Board was previously divided into three classes. Effective at this Meeting, all of our directors will be nominated for one-year terms, and the Board will no longer be classified.

Name	Age	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Heidi S. Alderman	62	Former Senior Vice President, Intermediates, BASF Corporation	Yes	COMP	Olin Corp.
Mamatha Chamarthi	52	Head of Software Business & Product Management (Global, Americas, Asia), Stellantis N.V.	Yes	COMP	None
Gary P. Luquette	66	Retired Chief Executive Officer, Frank’s International N.V.	Yes	COMP, G&N	None
Stuart Porter	56	Founder, Managing Partner, CEO and Chief Investment Officer, Denham Capital	Yes	AUD	None
Daniel W. Rabun	67	Retired Chief Executive Officer, Ensco plc	Yes	COMP, G&N	APA Corp.; Golar LNG
Sivasankaran (“Soma”) Somasundaram	56	President & Chief Executive Officer, ChampionX	No		None
Stephen M. Todd	73	Retired Global Vice Chairman, Ernst & Young Global Ltd.	Yes	AUD	Dover Corp.
Stephen K. Wagner	75	Retired Partner, Deloitte LLP	Yes	AUD, G&N	Dover Corp.
The standing committees of the Board are the Audit Committee (AUD), Compensation Committee (COMP), and Governance and Nominating Committee (G&N).
For the year ended December 31, 2021, each of our directors attended 100% of the meetings of the Board and the Board committees on which the director served.

Director Highlights

Gender Diversity	Racial/Ethnic Diversity	Independence
25%	25%	88%

Age			Tenure
3 of 8	3 of 8	2 of 8	25%	75%
< 60	60-69	70+	< 3 years	3-4 years

Governance Highlights
The following actions are reflective of our commitment to transparency and good corporate governance:

✓	Independent Chairman of the Board	✓	7 of 8 directors are independent
✓	3 of 8 Board seats held by women or persons of color	✓	All members of Board committees are independent
✓	Stock ownership guidelines for directors and senior officers	✓	Directors and officers of the Company are prohibited from pledging (subject to limited exceptions) or hedging shares of our stock
✓	Executive compensation clawback policy	✓	Robust management and Board succession planning
✓	Executive sessions of independent directors	✓	Comprehensive individual Board member evaluations
Business Highlights
2021 marked our first full year as ChampionX following our transformational merger completed in June 2020 that brought the Chemical Technologies business into the Company. Amid COVID-19 driven productivity challenges and continued raw material inflation, product availability and logistics headwinds, ChampionX delivered solid financial results in 2021 with strong revenue, improvements in net income, and healthy adjusted EBITDA margin. We once again demonstrated increased cash from operating activities and strong free cash flow generation and, with a disciplined approach to capital allocation, repaid $212 million of outstanding debt in 2021. These results enabled us to reach our target ratio of net debt to EBITDA in 2021. We are pleased to deliver on our commitment to begin returning capital to shareholders and have initiated a quarterly dividend program, with the first dividends to be paid on April 29, 2022 to shareholders of record on April 8, 2022, and authorized a $250 million share repurchase program.
We delivered on our strategic priorities in 2021, realizing our Better Together potential with the continued expansion of production-oriented joint sell opportunities and exited 2021 well on our way to delivering $125 million of annualized cost synergies by June 3, 2022. Our business portfolio has evolved for sustained growth with our acquisitions of Scientific Aviation, Inc., Thomson Technologies LLC, Group 2 Technologies, LLC, investments in QLM Technology Ltd. and PingThings, Inc., as well as the launch of new product offerings, all as more fully described below under “Improving Lives While Sustainably Unlocking Energy.”
We are proud of all that ChampionX has accomplished since our transformational merger was completed in June 2020.

Executive Compensation Highlights
In 2021, the Compensation Committee approved changes to the performance metrics for the Company’s incentive awards to better align achievement of the awards with execution on the Company’s strategic priorities and incentivize performance that increases shareholder value:
Performance Share Awards:
•The addition of free cash flow as a percentage of revenue as a measure of the Company’s ability to reduce leverage, invest in the growth of the Company, and return capital to shareholders
Annual Short-Term Incentive Awards:
•The addition of a metric for revenue from digital offerings and from non-upstream sources aligned with the Company’s strategic priorities to accelerate digital revenue and evolve the Company’s portfolio for sustained growth; and
•A discretionary modifier was added permitting the Compensation Committee to increase or decrease awards up to 10% based on progress on the creation and execution of the Company’s ESG strategy and framework.

The Compensation Committee is committed to targeting reasonable and competitive total compensation for our executive officers, with a significant portion of compensation being performance-based. In 2021:
•84% of our CEO’s target compensation was performance-based; and
•72% of the target compensation of our other named executive officers was performance-based.

Our compensation program is designed to align with and drive achievement of our business strategies. Core elements include a base salary, a short-term incentive, and long-term incentives which:
•Correlate executive pay with our financial performance on both a short-term and long-term basis;
•Emphasize operating performance and support our business strategies; and
•Link executive pay to measures that drive shareholder value.

Named Executive Officers
For 2021, our Named Executive Officers (“NEOs”) were:

Name	Age	Title
Soma Somasundaram	56	President and Chief Executive Officer
Kenneth M. Fisher	60	Executive Vice President and Chief Financial Officer
Deric Bryant	49	Chief Operating Officer and President, Chemical Technologies
Julia Wright	46	Senior Vice President, General Counsel and Secretary
Paul E. Mahoney	58	President, Production & Automation Technologies
Jay A. Nutt	59	Former Senior Vice President and Chief Financial Officer and Former Senior Vice President — Special Projects
Mr. Nutt was our Senior Vice President and Chief Financial Officer until February 1, 2021 when he became our Senior Vice President — Special Products, the position he held until his departure from the Company on August 1, 2021.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accountants for the year ended December 31, 2021 and provided certain tax and other services to us. Representatives of PwC are expected to be present online at the virtual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. As a matter of good corporate governance, we are requesting our shareholders ratify the selection of PwC as our independent registered public accountants for the year ending December 31, 2022.

Important Dates for 2023 Annual Meeting of Shareholders
•Shareholder proposals submitted for inclusion under rules of the Securities and Exchange Commission (“SEC”) in the proxy statement for our 2023 annual meeting of shareholders (the “2023 Annual Meeting”) must be submitted in writing and received by our Secretary on or before November 30, 2022, unless the date of the 2023 Annual Meeting has been changed by more than 30 days from the date of this Meeting, in which case, the deadline would be a reasonable time before we begin to print and send our proxy materials for the 2023 Annual Meeting.
•Under our by-laws, shareholder proposals or director nominations to be presented in person at the 2023 Annual Meeting (but not included in the proxy statement for such meeting) must be submitted in writing and received by our Secretary not earlier than the close of business on January 11, 2023 and not later than the close of business on February 10, 2023, unless the 2023 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Meeting, in which case the proposal or nomination must be received not later than the close of business on the 10th day following the day on which notice of the date of the 2023 Annual Meeting is mailed or public disclosure of the date of the 2023 Annual Meeting is made, whichever first occurs.

ChampionX Corporation
2445 Technology Forest Boulevard
Building 4, 12th Floor
The Woodlands, Texas 77381
www.championx.com

PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this Proxy Statement to our shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ChampionX Corporation (“ChampionX,” the “Company,” “we,” “us” or “our”) for use at our 2022 Annual Meeting of Shareholders (the “Meeting”). We plan to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials, how to vote online, and how to obtain a paper copy of the proxy materials, on or about March 30, 2022.
Date, Place and Time of Meeting
The Meeting will be conducted virtually and exclusively via live webcast at www.meetnow.global/MVX6H4U on Wednesday, May 11, 2022 at Noon Central Time. Instructions for participating in the Meeting and submitting questions during the Meeting are found below under the heading “Attending the Meeting.”
Record Date
The record date for determining shareholders eligible to vote at the Meeting was March 14, 2022. As of the close of business on that date, we had outstanding 203,295,550 shares of common stock. Each share of common stock is entitled to one vote on each matter and shareholders may not cumulate their votes.
A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder for any purpose relevant to the Meeting electronically on the virtual meeting website during the Meeting for those in attendance, and during ordinary business hours at our offices at 2445 Technology Forest Boulevard, Building 4, 12th Floor, The Woodlands, Texas 77381, for ten days prior to the Meeting.
Quorum
For purposes of the Meeting, there will be a quorum if the holders of a majority of the shares of our common stock issued and outstanding on the record date are present in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.
Attending the Meeting
In light of continued public health risks posed by the COVID-19 pandemic, the Board has determined to hold a virtual annual meeting in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost.
If your shares are registered directly in your name with our transfer agent, you do not need to register to attend the Meeting virtually. To participate in the virtual Meeting, you will need the control number included on your Notice, proxy or voting instruction card.
If your shares are held in a stock brokerage account or by a bank or other nominee, you must register in advance to attend the Meeting virtually. To register, please request proof of your proxy power reflecting your ChampionX holdings from your broker or other nominee, and submit it along with your name and email address to Computershare, our transfer agent. Requests for registration must be labeled “Legal Proxy” and be received no later than 4:00 p.m., Central Time on May 6, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Registration materials and information should be sent:

By email: legalproxy@computershare.com
By mail: Computershare
ChampionX Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
The Meeting webcast will begin promptly at Noon, Central Time. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 11:30 a.m., Central Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the Meeting, support is available at 1-888-724-2416 (inside the United States and Canada) or 1-781-575-2748 (all other locations).
You will be able to attend the Meeting online, vote your shares electronically and submit questions during the Meeting by visiting www.meetnow.global/MVX6H4U. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Electronic Delivery of Proxy Materials
As permitted under SEC rules, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of these proxy materials. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of the Meeting. All shareholders will have the ability to access the proxy materials over the Internet and to request a paper copy by mail or an electronic copy by e-mail by following the instructions in the Notice.
Items of Business
There are three items scheduled to be voted on at the Meeting:
1.Election of eight directors named in this Proxy Statement;
2.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
3.Advisory vote to approve the compensation of the Company’s named executive officers for 2021 (“Say-on-Pay”).
Vote Required
A plurality of the votes cast at the Meeting is required to elect directors. Accordingly, the eight nominees receiving the highest number of affirmative votes will be elected as directors. Each of the other proposals require the affirmative vote of a majority of the shares present online or by proxy and entitled to vote at the Meeting. The vote on Say-on-Pay is non-binding, but the Board will consider the result of the vote in making future decisions.
Voting Procedures
Most holders of our common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares. As a shareholder of record, you may vote online at the virtual Meeting, or by proxy over the Internet, by telephone or by mail by following the instructions provided in our proxy materials. If you are a shareholder of record and vote electronically, by mail or by telephone without making any specific selection, then your shares will be voted FOR all items.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and you must follow the instructions provided by your broker or other nominee to vote your shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and you are also invited to attend the virtual Meeting online. Your broker or other nominee will provide a voting instruction card for you to use in directing your broker or other nominee as to how to vote your shares, as well as instructions if you want to vote online at the Meeting. We strongly encourage you to instruct your broker or nominee how you wish to vote.
If you are a beneficial owner of shares and do not provide your broker or other nominee with voting instructions, the broker or other nominee will have discretionary authority to vote only on a routine matter. Brokers may vote on routine matters, such as ratification of the independent auditor, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors, approval of executive compensation and amended and restated equity plans, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as “broker non-votes.”
Effect of Abstentions and Broker Non-Votes
Broker non-votes will not affect the outcome of the vote on Items 1, 2, or 3.
If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Item 1. However, they will have the same effect as a vote against Item 2 and Item 3.
Revoking Your Proxy
If you are a shareholder of record, whether you give your proxy over the Internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by voting online at the virtual Meeting, electronically, by mail or by telephone so long as it is received prior to the Meeting. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee as to whether and how you may revoke your proxy.
Proxy Solicitation Costs
We will bear the cost of soliciting proxies and will reimburse brokerage firms and other nominees for expenses involved in fowarding proxy materials to beneficial owners or soliciting their execution. We may conduct solicitation of proxies by mail, personally, telephonically, or by email, through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.
Inspector of Election
A representative of Computershare will serve as the inspector of election at the Meeting.
Voting Results
We will announce preliminary voting results during the virtual Meeting and report final voting results within four business days of the Meeting on a Current Report on Form 8-K. You can access that Current Report on Form 8-K and our other reports we file with the SEC at our website www.investors.championx.com or at the SEC’s website www.sec.gov. The information provided on these websites is for information purposes only and is not incorporated by reference into this Proxy Statement.

Improving Lives While Sustainably Unlocking Energy
_____________________________________________________________________________________
At ChampionX, our purpose is to improve the lives of our employees, customers, shareholders and communities through our commitment to deliver globally sustainable operations. We take a holistic view of the environmental, economic, and social impact of our offerings, considering how each increases efficiency, minimizes use of natural resources and improves safety. Our safety and sustainability strategy focuses on the innovation, service, and results we provide, because our greatest impact comes through the exponential savings our solutions achieve.
ChampionX believes that our performance as a corporate citizen is important to our success as a purpose-driven company. We continuously strive to communicate transparently with stakeholders about our focus on corporate responsibility – which includes environmental, social, and governance matters. This is how we deliver on our purpose, achieving industry-leading and market-shaping results that increase shareholder value and serve as the economic engine for our company.
Sustainably unlocking energy. The world requires energy, and ChampionX is dedicated to supporting a lower-carbon future. We are committed to evaluating opportunities to leverage our core capabilities across the energy market and natural adjacencies to evolve our portfolio for sustained growth through the energy transition and delivered on this priority throughout 2021:
•QLM Technology. In April 2021, we invested in QLM Technology Ltd., a developer of a quantum gas camera with a unique ability to detect, visualize and quantify emissions of methane, helping organizations to achieve net zero through mitigation of emission sources.
•Scientific Aviation. In July 2021, we acquired Scientific Aviation, Inc. to continue building out our emissions management portfolio that helps our customers achieve their emissions reduction goals. Scientific Aviation offers site-specific and regional methane emissions monitoring solutions for continuous and periodic monitoring applications.
•SMARTEN PurePower Pro. In August 2021, we introduced our SMARTEN™ PurePower Pro harmonic halter, a simple, cost-effective solution to effectively and efficiently manage harmonic distortion on local power grids throughout the life of unconventional oil wells. SMARTEN PurePower Pro technology is designed to help reduce the environmental impact of electrical submersible pumping systems (“ESP systems”) by limiting power waste across a fleet of ESP systems, improving power grid efficiency and performance for better utilization of generation capacity, and limiting potential damage to any electrical devices connected to the grid.
•PingThings. In September 2021, we announced an investment in PingThings, Inc. PingThings offers an advanced sensor artificial intelligence platform that enables its customers to manage tremendous volumes of time series data at scale, helping achieve their system reliability, decarbonization and capital efficiency goals.
•Group 2 Technologies and Tomson Technologies. In December 2021, we acquired Group 2 Technologies LLC and Tomson Technologies LLC, leaders in nano technology platforms with proven commercial applications helping energy companies lower the carbon footprint and operating expenses of their oil and gas production operations.
•TEAMS Center and DREAM Monitoring App. Developed in-house, our remote-access TEAMS (Technical Excellence & Account Management Support) Center, and our new DREAM (Digital Remote Expert Access Manager) monitoring app connect ChampionX’s in-field personnel with technical experts anywhere in the world via traditional audio-visual tools and the latest augmented reality technology. These tools have substantially reduced the need for personnel to travel to sites to problem solve, which has directly improved safety, minimized risk, increased efficiency for both clients and the business, and has been instrumental in reducing our carbon emissions.

•Environmentally Accepted Corrosion Inhibitor. In connection with securing two multi-million dollar contracts to deliver a range of next-generation, non-toxic chemicals to two major North Sea operators, we developed a new corrosion inhibitor product line designed to meet the environmental requirements of the region while economically extending the life of our customers’ assets in a sustainable way, without sacrificing efficiency. The new chemicals deliver effective corrosion prevention to allow the assets to operate safely for years to come, with a reduced environmental impact
We remain focused on continuous improvements aligned with industry and customer sustainability goals.
ESG is a Strategic Priority. Evolving our portfolio for sustained growth, supported, in part, by the development of a framework and roadmap for environmental, social and governance (“ESG”) issues, was announced in 2020 as an integral part of, and consistent with our corporate purpose and business strategy.
•ESG Priority Assessment. In 2021, our ESG Working Group completed its ESG Priority Assessment, identifying the environment, social and governance topics that most critically impact our business and are of the most interest to external stakeholders, including customers, shareholders and our communities. A select group of focal issues were identified from the ESG Priority Assessment as critically important to internal and external stakeholders. To begin integrating ESG issues within the facets of our business strategy, these critical focal issues were mapped to each of our strategic objectives to illustrate the impact ESG priorities can have on the successful execution of business objectives.
•Framework Creation. From this foundation, six internal cross-functional workstreams were established across safety, health, environment and quality (SHEQ), manufacturing, operations, supply chain, research and development, sales, human resources, marketing, communications, finance, investor relations and legal, with responsibility for establishing execution frameworks designed to embed ESG into our culture and business strategy through each of our strategic objectives, beginning with the critical focal issues identified in our ESG Priority Assessment. The goal is to produce an ESG framework that can be implemented to increase value for, and provide a differentiated offering to our customers, employees, shareholders and communities, and leveraged to identify and execute on opportunities to evolve our portfolio for sustained growth.
Reports on the progress made by the ESG Working Group are made to the Governance and Nominating Committee, or to the full Board, quarterly. These workstreams will continue this important framework creation work into 2022 and we look forward to beginning to report on ESG priorities and performance in active engagement with shareholders and other external stakeholders later in 2022.
Commitment to Diversity and Inclusion. As a company that is focused on supporting our customers, driving innovation and creating lasting impact, we recognize the value of diversity and inclusion (“D&I”) in increasing performance and cultivating strong teams. To ensure that D&I remains at the forefront of our talent strategy, we are committed to attracting, engaging and developing employees in a thoughtful and meaningful way to support our D&I foundation. Fostering an inclusive culture, ensuring everyone feels welcomed and a valued part of the organization is foundational to our purpose of improving lives. As part of that commitment, we currently support nine Employee Resource Groups (“ERG”) that are employee-led and leadership-supported groups representing unique cultures, experiences, backgrounds and ethnicities. In further support of our goal of continuous improvement and to strengthen our inclusive culture, we established an enterprise-wide D&I Council in 2021 chaired by our CEO. The D&I Council comprises senior leaders from a cross-section of our business and includes a rotating set of ERG leaders who will represent our ERGs and employees to enable and promote our D&I strategy through the following activities:
•Supporting D&I best practices by partnering on initiatives to attract, support, develop and retain employees, including executives and senior executives, from diverse backgrounds.
•Identifying opportunities to develop and expand an appreciation of all cultures through mentoring, training and coaching.

•Maintaining successful collaboration of ERGs through the promotion of and engagement in D&I activities and initiatives in the communities where we live and work.
The D&I Council focuses on supporting strategies that create an inclusive environment and help ensure our employees are active participants in building an even more robust culture of belonging. Our ERGs held events throughout the year to promote, support and foster D&I awareness and advancement, which included an engaging panel discussion on D&I best practices during recruitment and hiring, hosted by our RISE ERG, and a series of Growth & Development workshops hosted by our Essence ERG, including the use of P. I. E. (Performance, Image, and Exposure) to build personal brand and for career advancement.

•RISE enables ChampionX to grow our business and become the industry leader in gender equality by inspiring all employees to promote a culture of gender diversity and inclusion.
•Essence is a dynamic group of progressive leaders committed to positively influencing the recruitment, development, and retention of African and African-American employees now and in the future. Essence provides thoughtful leadership on issues related to social justice, human rights and community support, in addition to other matters important to all employees, with emphasis on those employees of African descent.

We also created a library of Inclusion Moments, available across the Company to share at the beginning of meetings, designed to be used in partnership with Safety Moments to reinforce the connection between an inclusive workplace and our safety culture.

Driven to Improve. Our Driven to Improve principle is about eliminating waste, finding efficiencies, and getting better every day. To help us improve, receiving ongoing employee feedback is important. We proactively monitor employee satisfaction and engage with employees, including through surveys that measure our progress on communication and appropriate transparency, compliance efforts, and leadership. Participation in our 2021 “Better Together” survey, related to the integration of our businesses following the Merger, exceeded 70% and reflected strong alignment among employees with our purpose, our focus on safety, and our operating principles. The “Pipeline to the CEO” created in 2020 for employees to give feedback and ask questions, which they may choose to do anonymously, generated substantial engagement across the globe in 2021 on a variety of topics. Our Chief Executive Officer (“CEO”) is committed to reading and responding to every message submitted and these responses are made available to all employees through our internal intranet.

We invest in engaging and developing employees to enable us to realize opportunities for growth and contribute to advancing on our strategic priorities. Our ongoing efforts and initiatives are aimed at attracting, engaging, and developing employees in a thoughtful and meaningful way to support a diverse and inclusive culture. Training programs are deployed across the organization in technical skills, product expertise, and health and safety measures, as well as in soft skill development such as communication and other interpersonal skills.
•In 2021, we launched our first Development Month with employees across the globe participating in 29 virtual sessions. Events ranged from workshops on creating plans for career development and success, improving financial acumen, applying continuous improvement principles and methodologies, and challenging implicit bias, to fireside chats on resiliency, overcoming adversity, and practicing allyship.
•More than 300 employees on our Finance team across the globe joined the inaugural Financial Excellence (FINEX) Conference in November 2021 through a virtual platform. Adopting the theme “Lead the Future of Finance,” internal and external Finance leaders spoke about leadership, emphasizing the importance of being a leader regardless of level in the organization, and taking control of one’s development journey. Speakers also noted the Company’s support of employee development through development resources and programs, including guidance on what it means to be a leader at ChampionX. The conference also provided insights on how lean principles and methodologies, as well as leveraging technology and process automation, are driving continuous improvement.

•All employees, including management, participate in annual ethics and compliance training at least once a year and we sponsor advanced training in manager essentials and leadership development.
•We recognize employee performance through incentives tied to our financial goals and strategic objectives, together with employee’s individual achievement. In addition, our Pinnacle recognition program was expanded in 2021 to include all global employees. Pinnacle allows every employee to recognize and celebrate team member contributions and employee service anniversaries and supports our people-oriented operating principle built on celebrating the commitment, loyalty and domain knowledge developed through the experience gained by our specialized and qualified personnel.

Best Energy Workplace 2021

ALLY Energy™ named ChampionX a Best Energy Workplace for 2021.
We were selected from nearly 400 nominations from across the world for oil and gas, power and utilities, wind, solar, climate tech startups and academia.

ALLY Energy is a global professional network developing a diverse and inclusive energy workforce. ALLY Energy includes professionals in 120 countries in nearly 1,000 companies across energy in oil and natural gas, utilities, renewables and climate technology.

Corporate Governance
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ChampionX is committed to conducting business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews its corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions ChampionX has taken to help ensure our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.
Governance Guidelines and Codes
The Board maintains written Corporate Governance Guidelines that set forth the responsibilities of the Board and the qualifications and independence of its members and the members of its standing committees. In addition, the Board adopted, among other codes and policies, a Code of Business Conduct & Ethics setting forth standards applicable to all of ChampionX’s companies and employees, a Code of Ethics for Chief Executive Officer and Senior Financial Officers applicable to our CEO, Chief Financial Officer, principal accounting officer and controller, and charters for each of its standing committees. We continue to drive ethical sourcing practices across our supply chain, including through the adoption of a Global Anti-Human Trafficking Policy, aimed at protecting human rights and supporting diverse suppliers, which is consistent with our core values to improve lives and protect and advance human dignity and human rights in our global business practices. The Company also adopted a Supplier Code of Conduct to guide our suppliers on engaging in ethical, responsible and legal business practices in their operations around the world. All of these documents are available on our website at www.championx.com. Any waivers to our Code of Business Conduct & Ethics for directors or executive officers can only be made by the Board. There were no waivers of the Code of Business Conduct & Ethics or the Code of Ethics for Chief Executive Officer and Senior Financial Officers in 2021.
Board Leadership Structure
Our Board maintains a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company’s strategy and performance. Our CEO is also a member of the Board as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.
Risk Oversight
Senior management is responsible for day-to-day management of risks facing ChampionX, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company’s strategy and the Company’s annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation and compliance risks with executive officers. As part of the Board’s review of the Company’s risk management policies and procedures in 2021, the Board concluded that the programs and practices are not reasonably likely to have a material adverse effect on the Company.

Oversight of specific risks is undertaken within the committees of the Board, including:

Audit Committee	Compensation Committee	Governance and Nominating Committee
Risks related to financial and other regulatory reporting	Risks related to compensation practices, including performance criteria and responding to shareholder “Say-on-Pay” votes	Risks related to sustainability/ESG strategy, initiatives and policies
Risks related to internal controls and enterprise risk assessment and management	Risks related to CEO and management succession	Risks related to CEO and management performance and emergency CEO succession
Risks related to compliance and legal matters, including complaints from whistleblowers	Risks related to talent recruitment, development and retention	Risks related to conflicts of interest and compliance with the Code of Business Conduct & Ethics
Risks related to cybersecurity and data and information technology systems	Compliance with stock ownership guidelines by directors and management	Risks related to board composition, suitability and performance
Cybersecurity. The Audit Committee oversees the Company’s global cybersecurity risk environment and the Company’s cybersecurity strategy and priorities. The Company’s Senior Vice President and Chief Information Officer (the “CIO”), together with other senior leadership, regularly reviews with the committee the Company’s global information technology matters, including technology and cybersecurity structure and strategic efforts to protect, optimize and support the growth of the Company, as well as the Company’s internal assessment of cybersecurity risk management capabilities. The Company utilizes the National Institute of Standards & Technology Framework for Improving Critical Infrastructure Cybersecurity (NIST Framework), a toolkit for organizations to manage cybersecurity risk, in its assessment of cybersecurity capabilities and in developing cybersecurity priorities. In addition to internal assessments, the Company’s cybersecurity strategy and capabilities are evaluated and audited against the NIST Framework and industry best practices by independent, third-party, leading specialists in cybersecurity. Our CIO and senior leadership review the results of the independent assessment with the committee, together with measures to be implemented to further strengthen the Company’s information technology infrastructure as the Company grows and evolves. The Company regularly provides information technology and cybersecurity training to employees, with at least one training session per year, and regular distribution of cybersecurity safety tips. The Company also conducts regular internal phishing education campaigns to heighten employee awareness to cyber security threats, and our CIO reviews the results of these campaigns, as well as the progress of employee training, in her regular reports to the Audit Committee.
Enterprise Risk Management. The Audit Committee currently maintains responsibility for overseeing the Company’s enterprise risk management process and regularly reviews the Company’s major risk exposures and steps management has taken to monitor and control such exposure. The Company maintains an Enterprise Risk Committee with broad responsibility for the identification of material risks for the Company and the Company’s risk management process. The Enterprise Risk Committee consists of members from executive management, corporate compliance and internal audit, and has responsibilities that include the following:
•Implementation and maintenance of a process to identify, evaluate and prioritize risks to the achievement of the Company’s objectives;
•Alignment of risk decisions with the Company’s values, policies, procedures, and performance metrics;
•Support for the integration of risk assessment and controls into day-to-day business processes, planning and decision-making, including the availability of information and alignment with information technology assets;

•Identification of roles and responsibilities across the Company with responsibility for risk assessment and control functions;
•Regular evaluation of the overall design and operation of the risk assessment and control process, including the development of relevant metrics; and
•Regular reports to senior management and the Board of Directors regarding its processes and the most significant risks to the achievement of the Company’s objectives.

Compensation and Risk
We believe that our compensation programs are designed with appropriate risk mitigators, including:
•stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders;
•mix of base salary, cash incentive opportunities, and long-term equity compensation, that provides a balance of short-term and long-term incentives with fixed and variable components;
•inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts;
•use of restricted stock and other equity awards, including performance shares, that typically vest over a multi-year period, to encourage executives to take actions that promote the long-term sustainability of our business;
•benchmarking compensation values and designs with industry peers to remain competitive and retain key talent;
•an absolute total shareholder return (“TSR”) collar on performance awards to limit amounts paid if absolute TSR declines over the performance period, and provides a payment floor if absolute TSR exceeds 15%, to align executives’ interests with those of our shareholders; and
•an executive compensation clawback policy with a three-year lookback providing for the recovery from an executive officer of any incentive compensation granted on the basis of financial or operating results that are subject to a material negative restatement as the result of fraud, intentional misconduct or gross negligence of the executive officer.
Change in Director Occupation
Directors who retire or substantially change their principal position of employment are required to tender their resignation from the Board to the Governance and Nominating Committee, which the committee then considers and recommends to the Board whether to accept or reject the resignation.
Director Retirement Age and Tenure Policy
Pursuant to our Corporate Governance Guidelines, beginning with the 2023 Annual Meeting, a non-employee director may not stand for re-election after he or she attains the age of 72 years. A non-employee director also may not stand for re-election upon the completion of ten years of service. The Board may waive these policies for a director in certain circumstances, and will include the rationale for such waiver in the proxy materials nominating such director for re-election.
Succession Planning
In accordance with our Corporate Governance Guidelines, the Board is responsible for oversight of management succession planning and believes in the importance of a sound management succession process. Our CEO, with the assistance of the Compensation Committee, is responsible for developing and maintaining a succession process and advising the Board on planning for potential successor CEOs as well as other key senior executive officers of the Company, including in the event of an unexpected occurrence. The independent members of the Board are responsible for oversight of this succession planning and review the succession plan at least annually.

The Governance and Nominating Committee, with the assistance of the CEO, prepares and recommends to the Board a description of the ideal experience and qualities of a CEO of the Company, and has developed policies and procedures for the selection of a new CEO in the event of an emergency or the retirement of the CEO. The Board reviews and evaluates management succession at least annually, in connection with a report by the Compensation Committee, including recommendations, evaluations and monitoring of the development of internal candidates.
The Board also believes that developing its own succession plan is important, reviewing, on an annual basis, its director selection criteria, and its approach to Board and committee leadership structure and membership, with a focus on critical board skills, diversity and independence.
Director Attendance at Shareholders Meetings
Recognizing that director attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with the directors about matters affecting the Company, our directors are encouraged to attend such meetings. All of our directors then in office attended the 2021 annual meeting of shareholders.
Stock Ownership Guidelines
The Company maintains a policy that requires executive officers to hold a number of shares with a value at least equal to a pre-determined multiple of each executive officer’s annual salary within five years from the date the executive becomes subject to the guidelines. This policy is discussed in the “Additional Executive Compensation Governance Considerations” section of the Compensation Discussion and Analysis. In addition, each independent director is expected to hold a number of shares with a value at least equal to five times the base annual cash compensation paid to each such director during the period he or she is a director. See the section titled “Director Compensation” for additional information.
Anti-Hedging and Anti-Pledging Policy
The Company maintains a Securities Trading Policy which prohibits directors, officers, and certain other employees from pledging (subject to limited exceptions) or hedging shares of ChampionX stock.
Directors’ Meetings
During 2021, the Board met six times and held informational sessions with management to review and discuss matters and opportunities related to the Company’s execution of its strategic objectives. Each director then in office attended 100% of the meetings of the Board and the Board committees on which the director served. The Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Rabun, as Chairman of the Board, presides at these sessions. If Mr. Rabun is determined to no longer be an independent director or is not present at any of these sessions, the non-employee directors of the Board shall elect a Lead Director to preside.
Board and Committee Evaluations
The Board and each of its committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Governance and Nominating Committee oversees an annual evaluation process led by the committee’s chair and the Chairman of the Board. Each director completes a detailed written annual evaluation of the Board and the committees on which he or she serves. These Board evaluations are designed to assess the skills, qualifications, and experience represented on the Board and its committees, and to determine whether the Board and committees are functioning effectively. The process also evaluates the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of this Board evaluation are discussed in executive session by the full Board. The results of each committee evaluation are discussed in executive session by each committee and then reported to the full Board in executive session. Changes to the Board’s and its committees’ practices are implemented as appropriate. In addition, evaluations of the performance of individual directors are completed bi-annually, conducted through interviews with the Chairman of the Board and the chair of the Governance and Nominating Committee, who then share the results of these assessments with the individual directors. The Chairman of the Board and the chair of the Governance and Nominating Committee do not participate in the interviews related to their own performance.
Procedures for Approval of Related Person Transactions
We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any shareholders holding 5% or more of our outstanding common stock have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and in an amount that exceeds $120,000, the transaction would be reviewed by the Governance and Nominating Committee in accordance with the Related Person Transactions Policy and Procedures adopted by the Board, which are posted on our website.
Under the procedures, our General Counsel determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee for review and consideration at its next regularly scheduled meeting. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If the proposed transaction is immaterial, the chair of the Governance and Nominating Committee may approve the transaction and report the transaction at the next meeting of the Governance and Nominating Committee. If it is impractical to postpone the proposed transaction until the next meeting of the Governance and Nominating Committee, the chair of such committee decides whether to (i) approve the transaction and report the transaction at the next meeting of the Governance and Nominating Committee or (ii) call a special meeting of the Governance and Nominating Committee to review the transaction. Should the proposed transaction involve the CEO or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he or she is a related person.
There were no related person transactions during 2021 that are required to be reported in this Proxy Statement.
Communication with the Board
Shareholders and other interested parties may contact any member of the Board, as a group or individually, any committee, or the independent directors as a group, by writing to them at ChampionX Corporation, c/o Secretary, 2445 Technology Forest Boulevard, Building 4, 12th Floor, The Woodlands, Texas 77381. Our General Counsel and Secretary, an employee, reviews all communications directed to any committee and the Board. The chair of the Audit Committee is promptly notified of any substantive communication involving accounting, internal controls, or audit matters. The Chairman of the Board is promptly notified of any other significant communication, and any Board-related matters which are addressed to a named director are promptly sent to that director. Copies of all communications are available for review by any director. Some communications, such as advertisements, business solicitations, junk mail, resumes, and any communication that is overly hostile, threatening, or illegal will not be forwarded to the Board. Communications may be made anonymously or confidentially. Confidentiality shall be maintained unless disclosure is:
•required or advisable in connection with any governmental investigation or report; or
•in the interests of ChampionX, consistent with the goals of our Code of Business Conduct & Ethics.

Director Independence
Director independence is determined in accordance with the listing standards of the various securities exchanges as well as by the rules and regulations of the SEC. Our Corporate Governance Guidelines provide that a significant majority of the Board and all of the members of the Audit, Compensation, and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by Nasdaq and the SEC. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director’s immediate family members has a material relationship with ChampionX, directly or as an officer, shareholder or partner of an organization that has a material relationship with ChampionX.
Our Board has determined that each director, except for Mr. Somasundaram, has no material relationship with ChampionX and meets the independence requirements of Nasdaq and the SEC.
Committees of the Board of Directors
Our Board has a standing Audit Committee, Governance and Nominating Committee, and Compensation Committee. The charters adopted by the Board for each committee, which describe each committee’s responsibilities, authority and resources in greater detail, are available on our website at www.investors.championx.com.

Audit Committee
Stephen M. Todd    Meetings Held in 2021: 10
Committee Chair

Additional Committee Members: Stuart Porter and Stephen K. Wagner

Primary Responsibilities: The Audit Committee is responsible for, among other matters:
•Selecting and engaging the independent registered public accounting firm (“independent auditors”);
•Overseeing the work of the independent auditors and the Company’s internal audit function;
•Approving in advance all services to be provided by, and all fees to be paid to, the independent auditors, who report directly to the committee;
•Overseeing the adequacy and integrity of the Company’s financial statements and its financial reporting and disclosure practices;
•Reviewing with management and the independent auditors the audit plan and results of the auditing engagement;
•Reviewing with management and the independent auditors the quality and adequacy of the Company’s internal control over financial reporting; and
•Overseeing the Company’s financial, legal, cybersecurity, enterprise and compliance risk assessments and programs.
The responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent auditors ChampionX’s annual audited financial statements and quarterly financial statements prior to inclusion in the Company’s Annual Report on Form 10-K, quarterly earnings releases published by the Company, and other public filings in accordance with applicable rules and regulations of the SEC. The Audit Committee also receives regular reports from management with respect to cybersecurity, enterprise and legal and compliance risks.
The Audit Committee holds regular quarterly meetings at which it meets separately with the Company’s independent auditors, and with the Chief Financial Officer to assess certain matters, including the status of the independent audit process, and management’s assessment of the effectiveness of disclosure controls and procedures. In addition, the Audit Committee, as a whole, will review and meet to discuss the contents of each Form 10-Q and review and approve the Form 10-K (including the financial statements) prior to its filing with the SEC.

Independence: All members of the Audit Committee qualify as independent directors for audit committee membership according to the rules and regulations of the SEC and Nasdaq. All members of the Audit Committee are financially literate and qualify as an “audit committee financial expert” as defined under SEC rules and as “financially sophisticated” under Nasdaq corporate governance requirements.
Please see the Audit Committee Report for additional information on the manner in which the committee fulfilled its responsibilities in 2021.

Governance and Nominating Committee
Stephen K. Wagner    Meetings Held in 2021: 4
Committee Chair

Additional Committee Members: Gary P. Luquette and Daniel W. Rabun
Primary Responsibilities: The Governance and Nominating Committee is responsible for, among other matters:
•Developing, reviewing, and recommending to the Board corporate governance guidelines and the Company’s Code of Business Conduct & Ethics;
•Identifying and recommending to our Board candidates for election as directors and any changes it believes desirable in the size and composition of the Board;
•Making recommendations to our Board concerning the structure and membership of the Board committees;
•Monitoring and reviewing the overall adequacy of, and overseeing the Company’s ESG strategy, initiatives and policy;
•Overseeing the approval, rejection or ratification of related person transactions in accordance with the Company’s Related Person Transactions Policy and Procedures; and
•Developing and overseeing the process for the Board and committee self-evaluations and the process by which the CEO and senior management are evaluated.

Qualification and Nominations of Directors
The Governance and Nominating Committee considers and recommends to the Board nominees for election to, or for filling any vacancy on, the Board or its committees in accordance with our by-laws, our Corporate Governance Guidelines, and the Governance and Nominating Committee’s charter. The Governance and Nominating Committee periodically reviews the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of our Board as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our shareholders.
The Governance and Nominating Committee also considers directors’ qualifications as independent directors (the Board requires that a substantial majority of its members be independent and all of the members of the Audit, Compensation, and Governance and Nominating Committees be independent), the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “audit committee financial experts” and “financially sophisticated,” the qualification of Compensation Committee members as “non-employee directors” and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of ChampionX and our shareholders. For director nominees who are current directors, the Governance and Nominating Committee considers their history of attendance at Board and committee meetings, as well as preparation for, participation in and contributions to the effectiveness of those meetings in determining whether to nominate them for re-election.

The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity of viewpoints, backgrounds and experience (inclusive of gender, race and age) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates.
Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by the Company’s shareholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, in care of the Secretary of ChampionX. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee must comply with the procedures in our by-laws discussed under “Shareholder Proposals and Nominations for the 2023 Annual Meeting.”

Compensation Committee
Gary P. Luquette    Meetings Held in 2021: 5
Committee Chair

Additional Committee Members: Heidi S. Alderman, Mamatha Chamarthi and Daniel W. Rabun

Primary Responsibilities: The Compensation Committee is responsible for, among other matters:
•Approving compensation of executive officers, as required by Nasdaq governance requirements;
•Granting awards and approving payouts under the Company’s equity plans and its annual executive incentive plan;
•Approving changes to the Company’s compensation plans;
•Reviewing and recommending compensation for the Board;
•Evaluating the relationship between the Company’s incentive compensation arrangements and its risk management policies and practices;
•Reviewing, and discussing with management, the Company’s human capital programs, policies and procedures, including CEO succession planning; and
•Supervising the administration of the compensation plans.
The Compensation Committee, meeting in executive session together with the independent directors of our Board, will approve the compensation of our CEO. The Company’s executives leave meetings of the Compensation Committee during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to remain by the committee.
Independence: Each member of the Compensation Committee qualifies as an independent director for compensation committee membership as defined by applicable Nasdaq listing standards and our Corporate Governance Guidelines. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).
Compensation Committee Interlocks and Insider Participation: None of the members of the Compensation Committee has served as an officer or employee of the Company. Further, none of the Company’s executive officers has served as a member of the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Item 1: Election of Directors
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The Board has nominated the following members of the Board for election at the Meeting to a one-year term expiring at the 2023 Annual Meeting:

Heidi Alderman	Daniel W. Rabun
Mamatha Chamarthi	Sivasankaran (“Soma”) Somasundaram
Gary P. Luquette	Stephen M. Todd
Stuart Porter	Stephen K. Wagner
Prior to the Meeting, our Board has been divided into three classes. Ms. Chamarthi and Mr. Todd were elected by our shareholders in 2019, Messrs. Luquette and Rabun were elected by our shareholders in 2020, and Messrs. Somasundaram and Wagner were elected by our shareholders in 2021, each with terms expiring at the Meeting. Ms. Alderman and Mr. Porter joined the Board in June 2020 in connection with the closing of the merger with ChampionX Holding Inc. (the “Merger”) and the Meeting is the first time their nominations are being voted upon by our shareholders.
In recommending the nominees for re-election to the Board, the Governance and Nominating Committee considered their personal and professional ethics, integrity and values, expertise, skills and understanding of the Company’s business environment, diversity of viewpoints, background and experience, and preparation for and participation at Board and committee meetings. Please see “Governance and Nominating Committee – Qualification and Nominations of Directors” for additional information on the criteria and process the Governance and Nominating Committee considers in nominating candidates for election to the Board. A description of each nominee’s individual qualifications are included in their biographical information below.
The Board recommends that you vote FOR the election of each nominee to the Board.
Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected. If any nominee for election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the persons named as proxies may vote for a substitute nominee or nominees as may be designated by our Board for election at the Meeting. Proxies cannot be voted for more than the number of nominees proposed for re-election. The eight nominees receiving the highest number of votes cast will be elected as directors.

Nominees for Director Standing for Election

Heidi S. Alderman Director since June 3, 2020 Age 62
Ms. Alderman is the former Senior Vice President, Intermediates of BASF Corporation (a global chemical manufacturing company), a position she held from 2016 until her retirement in 2019. Prior to this role, Ms. Alderman held the positions of Senior Vice President, North American Petrochemicals from 2011 to 2016; Senior Vice President, North American Procurement from 2008 to 2011; Vice President, Functional Polymers from 2005 to 2008; and Business Director, Polymers from 2003 to 2005, all at BASF SE. Ms. Alderman has served on the board of directors of Olin Corporation since 2019 where she is a member of the Compensation Committee and the Directors and Corporate Governance Committee.
Ms. Alderman’s more than 35-year career in chemicals manufacturing brings a unique and valuable perspective to the Board. She also holds a bachelor's degree in chemical engineering from Stevens Institute of Technology and a master's degree in chemical engineering from Drexel University, providing a depth of expertise for the Company’s expanded business. Ms. Alderman has held various positions in business, operations, research, procurement, product and marketing management at BASF, Air Products and Chemicals Inc. and Rohm and Haas, in addition to completing the University of Pennsylvania Wharton Management Program in business administration, providing a global business management perspective to the Board.

Mamatha Chamarthi Director since May 9, 2018 Age 52
Ms. Chamarthi is the Head of Software Business & Product Management (Global, Americas, Asia) of Stellantis N.V. (from May 2021 to present) where she was previously Chief Information Officer – North America and Asia Pacific (from April 2019 to May 2021). Ms. Chamarthi served as Senior Vice President and Chief Digital Officer of ZF Friedrichshafen AG, (from August 2016 to April 2019). She has also served as Senior Vice President, Chief Digital Officer and Chief Information Officer of ZF TRW Automotive Holdings Corporation (from April 2014 to August 2016), Vice President and Chief Information Officer of CMS Energy Corporation (from May 2010 to December 2013) and Senior IT Executive of Daimler Financial Services (from August 2007 to May 2010).
Ms. Chamarthi’s more than 20 years of domestic and global technology experience in the energy, financial services and automotive industries makes her a valuable resource for the Board. Ms. Chamarthi brings to the Board significant experience collaborating with boards of directors, including technology and audit committees, as an officer of ZF Friedrichshafen AG, ZF TRW Automotive Holdings, CMS Energy and Daimler Financial. Her innovative technology and transformation experience provide her with unique insights into the highly engineered technologies that the Company provides to its customers.

Gary P. Luquette Director since May 9, 2018 Age 66
Mr. Luquette previously served as President and Chief Executive Officer of Frank’s International N.V., a global provider of engineered tubular services to the oil and gas industry, from January 2015 to November 2016, following which he served as a special advisor to Frank’s International N.V. until his retirement in December 2016. From 2006 to September 2013, Mr. Luquette served as President of Chevron North America Exploration and Production, a unit of Chevron Corporation. Mr. Luquette began his career with Chevron Corporation in 1978 and, prior to serving as President, held several other key exploration and production positions in Europe, California, Indonesia and Louisiana. Mr. Luquette was the Chairman of the Board of McDermott International, Inc. from 2014 to 2020, where he also served on the Compensation Committee. He also served on the Supervisory Board of Frank’s International N.V. from November 2013 to May 2017, and the Board of Directors of Southwestern Energy Company from 2017 to 2019, where he was a member of the Health, Safety, Environment and Corporate Responsibility Committee.

Mr. Luquette brings a depth of business, industry and strategic planning experience to the Board, including his two years as President and Chief Executive Officer at Frank’s International N.V., his seven years as President of Chevron North America Exploration and Production, along with his holding several key exploration and production positions at Chevron. Mr. Luquette’s international experience also adds a valuable global perspective to the Board. Mr. Luquette’s extensive board and committee participation makes him well suited to advise the Board on various corporate governance matters.

Stuart Porter Director since June 3, 2020 Age 56
Mr. Porter founded Denham Capital in 2004 and is a Managing Partner as well as Denham’s Chief Executive Officer and Chief Investment Officer. Mr. Porter holds a Bachelor of Arts from the University of Michigan and a Master of Business Administration from the University of Chicago Booth School of Business.
Mr. Porter brings three plus decades of experience evaluating, investing and advising companies all along the energy value chain. In his current and previous roles, he has overseen the management of 40 upstream, midstream and oilfield service companies representing in excess of $3.5 billion of invested capital. Additionally, Mr. Porter has significant global experience, managing offices in London and Perth Australia for Denham Capital as well as deploying investment capital across more than 25 portfolio companies in Africa, Australasia, and North and South America. In Mr. Porter’s previous roles as a founding partner of Sowood Capital Management LP and Vice President and Portfolio Manager at Harvard Management Company, Inc., Bacon Investments, at J. Aron, a division of Goldman Sachs, and at Cargill Mr. Porter oversaw both trading and investment portfolios in energy in both the public and private sectors.

Daniel W. Rabun Director since May 9, 2018 Age 67
From 2007 until his retirement in May 2015, Mr. Rabun served as the Chairman of Ensco plc, an offshore drilling services company, based in London. He retired as President and Chief Executive Officer of Ensco in June 2014, having held the office of Chief Executive Officer for more than seven years and President for more than eight years. Prior to joining Ensco, Mr. Rabun was a partner with the international law firm of Baker & McKenzie LLP, where he provided legal advice to oil and gas companies. Mr. Rabun has served on the Board of Directors and as a member of the Audit Committee of Golar LNG Ltd. since February 2015 and served as the non-executive Chairman from September 2015 to September 2017. He has also served on the Board of Directors of APA Corporation (formerly known as Apache Corporation) since May 2015, where he is currently a member of the Corporate Responsibility, Governance and Nominating Committee and the Audit Committee. During 2012, he served as Chairman of the International Association of Drilling Contractors. Mr. Rabun has also been a certified public accountant since 1976.

Mr. Rabun brings a variety of experiences to the Board, including service as Chairman of the Board, President, and Chief Executive Officer of Ensco. During Mr. Rabun’s term at Ensco, Ensco drilled some of the most complex wells for super majors, national oil companies, and independent operators in nearly every global strategic oil and gas area. Mr. Rabun’s legal expertise gathered over many years at Baker & McKenzie LLP, accounting knowledge gained from having been a certified public accountant since 1976, along with his board committee experience as both an Audit Committee and Management Development and Compensation Committee member, provides substantial value to the Board. Mr. Rabun’s international experience, global perspective, experience with strategic acquisitions, and financial acumen from having served a total of more than eight years as the business head of a public company, assists the Board in the assessment and management of risks faced by oil and gas companies.

Sivasankaran (“Soma”) Somasundaram Director since April 18, 2018 Age 56
Mr. Somasundaram serves as ChampionX’s President and Chief Executive Officer and is a member of the Board. Mr. Somasundaram previously served as a Vice President of Dover and as President and Chief Executive Officer of Dover Energy, in which capacity he acted from August 2013 until our spin-off from Dover in 2018. Prior to that, he served Dover in a number of leadership capacities, including as Executive Vice President of Dover Energy, Executive Vice President of Dover Fluid Management, President of Dover’s Fluid Solutions Platform, President of Dover’s Gas Equipment Group, and President of Dover’s RPA Process Technologies. Prior to joining Dover, Mr. Somasundaram served in various global leadership roles at GL&V Inc. and Baker Hughes Inc. Mr. Somasundaram received a B.S. in Mechanical Engineering from Anna University and a M.S. in Industrial Engineering from University of Oklahoma.
Mr. Somasundaram’s strong business background, having lived and worked in India, Germany, Singapore and Australia, deep operational and financial acumen from having served more than four years as President and Chief Executive

Officer of Dover Energy, a segment of Dover, a public company, and years of experience in the energy industry makes him a valuable resource for the Board. Mr. Somasundaram’s technical experience developed during his time in a number of positions in businesses that serve the energy, chemical, mining, sanitary and other process industries, including RPA Process Technologies and Baker Hughes, along with his degrees in both Industrial and Mechanical Engineering, provide him with unique insights into the highly engineered technologies that ChampionX provides to its customers.

Stephen M. Todd Director since May 9, 2018 Age 73
Mr. Todd was Global Vice Chairman from 2003 until his retirement in 2010 of Assurance Professional Practice of Ernst & Young Global Limited, London, UK, an assurance, tax, transaction and advisory services firm. Prior thereto, he served in various positions with Ernst & Young (since 1971). Mr. Todd is also a member of the Board of Directors and Chair of the Audit Committee of Dover. Mr. Todd was a member of the Board of Trustees and Chairman of the Audit Committee of PNC Funds (registered management investment companies) from November 2011 until the PNC Funds were transferred to Federated Investments in November 2019.
Mr. Todd’s experience in the accounting profession makes him a valuable resource for the Board. Mr. Todd brings to the Board significant financial experience in both domestic and international business following a 40-year career at Ernst & Young where he specialized in assurance and audit. Mr. Todd developed and directed Ernst & Young’s Global Capital Markets Centers, which provide accounting, regulatory, internal control and financial reporting services to multinational companies in connection with cross-border debt and equity securities transactions and acquisitions, making him well suited to advise the Board on capital allocation decisions, financing alternatives, and acquisition activities. His experience, especially his years as Global Vice Chairman of Ernst & Young Global Limited’s Assurance Professional Practice and as audit partner for several multinational companies, gives him unique insights into accounting and financial issues relevant to multinational companies like ChampionX, and he brings the perspective of an outside auditor to the Board.

Stephen K. Wagner Director since May 9, 2018 Age 75
From 2009 until his retirement in 2011, Mr. Wagner was the Senior Advisor, Center for Corporate Governance of Deloitte & Touche LLP. Prior to that role, he served in various positions with Deloitte & Touche LLP, which included Managing Partner, Center for Corporate Governance from 2005 to 2009, Deputy Managing Partner, Innovation, Audit and Enterprise Risk, in the United States from 2002 to 2007 and Co-Leader, Sarbanes-Oxley Services from 2002 to 2005. Mr. Wagner has served on the Board of Dover Corporation since 2010 where he is a member of the Audit Committee and Chair of the Governance & Nominating Committee.
Mr. Wagner’s more than 30 years of experience in accounting make him a valuable resource for the Board. Mr. Wagner’s work with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and other corporate governance regulations makes him well-suited to advise the Board on oversight of financial, accounting, auditing and finance-related corporate governance matters as well as risk management. Mr. Wagner brings to the Board an outside auditor’s perspective on matters involving audit committee oversight responsibilities relating to internal control and accounting and other financial reporting matters.

Summary of Director Qualifications and Experience
The following table illustrates the breadth and variety of business and other experience that each of our directors brings to ChampionX.

Skills & Experience	Ms. Alderman	Ms. Chamarthi	Mr. Luquette	Mr. Porter	Mr. Rabun	Mr. Somasundaram	Mr. Todd	Mr. Wagner
Environmental, Health & Safety	✓		✓		✓	✓
Financial Reporting/Accounting Experience				✓	✓		✓	✓
Corporate Governance & Responsibility	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Leadership	✓	✓	✓		✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓
Global Experience	✓	✓	✓	✓	✓	✓	✓	✓
Energy Industry Experience			✓	✓	✓	✓
Legal & Regulatory Compliance					✓
Risk Assessment & Risk Management			✓	✓	✓	✓	✓	✓
Technology & Innovation	✓	✓		✓		✓		✓
Cybersecurity		✓				✓		✓
Value Creation	✓	✓	✓	✓	✓	✓	✓	✓
Tenure
Board Tenure (Year Joined)	2020	2018	2018	2020	2018	2018	2018	2018
Board Tenure in Years	2	4	4	2	4	4	4	4

Board Diversity Matrix as of March 30, 2022
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Director Compensation
We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.
To further align the interests of the independent directors of the Board with the Company’s shareholders, the Board has adopted stock ownership guidelines for the non-employee directors. Under the guidelines, each non-employee director is expected to own Company common stock with a value at least equal to five times the base annual cash compensation paid to such director during the period he or she serves as a director, not including any additional cash compensation paid to chairs of the Board or committees. Non-employee directors are expected to meet these requirements within five years after the date of their election or appointment to the Board. Each of our directors are within the five-year transition period for meeting these requirements.
For 2021, our non-employee director compensation was set as follows:
•An annual retainer of $240,000, payable $112,500 in cash and $127,500 in stock-based awards;
•Chairman of the Board – additional retainer of $75,000, payable in cash;
•Committee Chairs – additional retainer of $25,000 for the Audit Committee Chair and $10,000 for the Chairs of the Compensation Committee and the Governance and Nominating Committee, payable in cash; and
•Audit Committee Members – additional retainer of $10,000 for Audit Committee Members, payable in cash.
The annual retainer was increased from $225,000 to $240,000 in 2021, with the entire $15,000 increase paid in the form of stock-based awards, to remain competitive with industry peers for the recruitment and retention of valuable Board members, while better aligning our Board compensation with the interests of our shareholders.
Non-employee directors are also reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.
Non-employee directors may elect to defer all or a portion of their annual stock-based awards under our Amended and Restated 2018 Equity and Cash Incentive Plan (the “2018 Plan”). When directors elect to defer their stock award, their deferred compensation account is credited with a number of “deferred stock units.” Each stock unit is equal in value to a share of our common stock but because it is not an actual share of our common stock it does not have any voting rights. Depending on the director’s election, a non-employee director may receive the deferred compensation on the date of the director’s retirement or an earlier specified date.

2021 Director Compensation Table

The following table shows information regarding the compensation earned or paid during 2021 to non-employee directors who served on the Board during the year. The compensation paid to Mr. Somasundaram is shown in the table entitled 2021 Summary Compensation Table and the related tables, but Mr. Somasundaram does not receive any additional compensation for his service as a member of the Board. Mr. Fisher served on our Board and as Chair of our Audit Committee as a non-employee director during the period from January 1, 2021 through January 31, 2021 and received a prorated annual cash retainer of $11,678 for that period, which is included in the compensation paid to him in the 2021 Summary Compensation Table. Mr. Fisher did not receive any stock awards in 2021 related to his service on our Board.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ms. Alderman	$112,500	$127,089	$239,589
Ms. Chamarthi	$112,500	$127,089	$239,589
Mr. Luquette	$122,500	$127,089	$249,589
Mr. Porter	$122,500	$127,089	$249,589
Mr. Rabun	$187,500	$127,089	$314,589
Mr. Todd	$135,377	$127,089	$262,466
Mr. Wagner	$132,500	$127,089	$259,589

(1)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of the directors’ shares, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), disregarding the estimate of forfeitures related to service-based vesting conditions. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumption used in determining the FASB ASC Topic 718 grant date fair value of these awards.

Security Ownership of Certain Beneficial Owners and Management
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The following table sets forth information as to entities which have reported to the Securities and Exchange Commission (“SEC”) or have advised us that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of our outstanding Common Stock. The percentage of beneficial ownership is based on 203,295,550 shares of common stock outstanding on March 14, 2022.

Name of Beneficial Owner	Shares of Company Common Stock Beneficially Owned	% of Class
The Vanguard Group Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	19,782,623	9.7%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	24,374,728	12.0%

(1)	Based solely on Schedule 13G/A filed February 9, 2022. The Vanguard Group and certain of its affiliates have sole voting power with respect to no shares, shared voting power with respect to 212,832 shares, sole dispositive power with respect to 19,404,651 shares and shared dispositive power with respect to 377,972 shares.
(2)	Based solely on Schedule 13G/A filed January 27, 2022. BlackRock, Inc. and certain of its affiliates have sole voting power with respect to 23,618,418 shares and sole dispositive power with respect to 24,374,728 shares.
The following tables set forth certain information regarding the beneficial ownership, as of March 14, 2022 (except as otherwise noted), of our common stock by each director and each of our named executive officers shown in 2021 Summary Compensation Table (the “NEOs”), all of our directors and executive officers as a group. The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 203,295,550 shares of common stock outstanding on March 14, 2022. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to stock-settled stock appreciation rights (“SSARs”) and to stock options held by that person that are currently exercisable or exercisable within 60 days of March 14, 2022, and restricted stock units that become vested within 60 days of March 14, 2022, have been included.

Name of Beneficial Owner	Shares of Company Common Stock Beneficially Owned	% of Class
Directors (except Mr. Somasundaram):
Daniel W. Rabun(1)	24,192	*
Heidi S. Alderman(2)	12,037	*
Mamatha Chamarthi(3)	21,667	*
Gary P. Luquette(4)	21,667	*
Stuart Porter(5)	11,037	*
Stephen M. Todd(6)	37,415	*
Stephen K. Wagner(7)	23,656	*

Name of Beneficial Owner	Shares of Company Common Stock Beneficially Owned	% of Class

NEOs:
Sivasankaran Somasundaram(8)	341,110	*
Kenneth M. Fisher(9)	29,336	*
Deric Bryant(10)	1,174,191
Paul E. Mahoney(11)	120,732	*
Julia Wright(12)	21,774	*
Jay A. Nutt(13)	86,399	*
Directors and executive officers as a group (16 persons)(14)	2,208,720	1.1%

*		Less than 1% of the Company’s outstanding common stock.

(1)	Consists of (a) 4,539 shares of ChampionX common stock held directly by Mr. Rabun, and (b) 19,653 deferred stock units.
(2)	Consists of (a) 5,807 shares of ChampionX common stock held directly by Ms. Alderman, (b) 5,230 deferred stock units, and (c) 1,000 shares of ChampionX common stock beneficially owned by Ms. Alderman’s spouse.
(3)	Consists of (a) 2,014 shares of ChampionX common stock held directly by Ms. Chamarthi, and (b) 19,653 deferred stock units.
(4)	Consists of (a) 2,014 shares of ChampionX common stock held directly by Mr. Luquette, and (b) 19,653 deferred stock units.
(5)	Consists of (a) 5,807 shares of ChampionX common stock held directly by Mr. Porter, and (b) 5,230 deferred stock units.
(6)	Consists of (a) 10,413 shares of ChampionX common stock held directly by Mr. Todd, (b) 19,653 deferred stock units, and (c) 7,349 shares of ChampionX common stock beneficially owned by Mr. Todd’s spouse.
(7)	Consists of (a) 4,003 shares of ChampionX common stock held directly by Mr. Wagner, and (b) 19,653 deferred stock units.
(8)	Includes 12,967 shares of ChampionX common stock held in a limited partnership of which Mr. Somasundaram is a partner and 143,724 shares exercisable under outstanding SSAR awards. Does not include 287,899 unvested RSUs payable in shares of ChampionX common stock.
(9)	Consists of 14,913 shares of ChampionX common stock held directly by Mr. Fisher, and 14,423 deferred stock units. Does not include 87,326 unvested RSUs payable in shares of ChampionX common stock.
(10)	Includes 857,597 shares of ChampionX common stock that could be purchased under exercisable stock options. Does not include 217,473 unvested RSUs payable in shares of ChampionX common stock.
(11)	Includes 72,309 shares of ChampionX common stock exercisable under outstanding SSAR awards. Does not include 76,671 unvested RSUs payable in shares of ChampionX common stock.
(12)	Consists of 21,774 shares of ChampionX common stock held directly by Ms. Wright. Does not include 65,758 unvested RSUs payable in shares of ChampionX common stock.
(13)	Mr. Nutt was our Senior Vice President and Chief Financial Officer until February 1, 2021, and Senior Vice President - Special Projects until his departure from the Company on August 1, 2021. The shares reflected as beneficially owned by Mr. Nutt are based on information disclosed in a Form 4 filed by Mr. Nutt on June 3, 2020 and the Company’s record of shares acquired by him after such date upon vesting of his equity awards pursuant to the terms of the applicable award agreements, including acceleration of vesting upon his retirement. His holdings reflected do not take into account any transactions that may have occurred after he was no longer subject to the reporting obligations of Section 16(a) of the Exchange Act.
(14)	Consists of an aggregate of (a) 721,765 shares of ChampionX common stock held directly by ChampionX executive officers and directors, (b) 123,148 deferred stock units, and (c) an aggregate of 1,363,807 shares of ChampionX common stock acquirable by ChampionX executive officers within 60 days through the exercise of SSARs and stock options.

Item 2:    Ratify Appointment of Independent Registered Public Accounting Firm
_____________________________________________________________________________________________
The Audit Committee is responsible for the appointment, compensation, retention, oversight of the work, and evaluation of the independence of the Public Company Accounting Oversight Board (“PCAOB”) registered public accounting firms retained to conduct an integrated audit of our financial statements and internal control over financial reporting. The Audit Committee has approved the selection of PwC as our independent registered public accounting firm to audit the annual accounts of ChampionX and its subsidiaries for the fiscal year ending December 31, 2022. In making this decision, the Audit Committee considered a variety of factors, including PwC’s knowledge of the Company’s business and technical expertise, the quality and candor of PwC’s communications with the Audit Committee, PwC’s independence under applicable SEC and PCAOB requirements, the quality and timeliness of the services provided by PwC (including feedback from management), and the appropriateness of PwC’s fees.
Representatives of PwC are expected to be present online at the virtual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.
Although shareholder ratification of PwC’s appointment is not required by our by-laws or otherwise, the Board is submitting the ratification of PwC’s appointment for 2022 to our shareholders as a matter of good corporate governance. If shareholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain PwC as the Company’s independent registered public accounting firm for 2022, but will not be obligated to terminate the appointment. Even if shareholders ratify the appointment of PwC, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s interests or otherwise required by federal securities laws.
The Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

Audit Committee Report
_____________________________________________________________________________________________
The Audit Committee assists the Board in overseeing the Company’s accounting and financial reporting processes, the audit of its financial statements and internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function, and the qualifications, independence, performance and compensation of the Company’s independent auditors. Management is responsible for the Company’s financial statements and financial reporting processes, including the systems of internal control over financial reporting and disclosure controls and procedures. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and of its internal control over financial reporting and expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting.
In 2021, in fulfilling these responsibilities, among other things, the Audit Committee:
•Met with senior members of the Company’s financial management team at each meeting;
•Held private sessions, during regularly scheduled meetings, with the Company’s Chief Financial Officer and with PwC, the Company’s independent auditors, providing an opportunity for candid discussions regarding financial management, accounting, auditing, and internal control matters;
•Reviewed and discussed with management the Company’s earnings releases and financial results for each quarterly period and for the fiscal year as set out in the Company’s Form 10-Qs and Form 10-K prior to filing with the SEC;
•Reviewed and discussed with senior management the Company’s Sarbanes-Oxley compliance program in preparation of management’s assessment of the Company’s internal control over financial reporting and PwC’s attestation report, and the mitigation and remediation of internal control deficiencies;
•Received reports from the General Counsel on compliance matters and reviewed the effectiveness of the Company’s compliance program, including providing oversight of the confidential whistleblower complaint systems relating to accounting and audit matters; and
•Reviewed the Company’s internal audit plan.
As noted above, the Audit Committee oversees the audits of the Company’s financial statements and internal control over financial reporting and the relationship with the independent auditors. In fulfilling its oversight responsibilities for the fiscal year ended December 31, 2021, among other things, the Audit Committee reviewed and discussed with senior members of the Company’s financial management team and PwC, the Company’s independent auditors, the overall audit scope and plan, the results of the external audit, the quality of the Company’s financial reporting, critical audit matters, and the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures. The committee also discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the committee has received the written disclosures and the letter from PwC required by the applicable requirement of the PCAOB regarding PwC’s independence and has discussed with PwC its independence from the Company and its management. The committee considered whether the provision of permissible non-audit services by PwC to the Company is compatible with maintaining the independence of PwC, and concluded that the independence of PwC was not compromised by the provision of such services. Additionally, the committee pre-approved all audit and permissible non-audit services provided to the Company by PwC.
Based on its review of the financial statements and the aforementioned discussions, the Audit Committee recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by the Audit Committee,    February 16, 2022
Stephen M. Todd, Chair
Stuart Porter
Stephen K. Wagner

Fees Paid to PricewaterhouseCoopers LLP
_____________________________________________________________________________________________
PwC began serving as our independent registered public accounting firm in 2017. We incurred the following fees for services performed by PwC for the years indicated. All PwC services for 2020 and 2021 were approved in advance by the Audit Committee in accordance with the pre-approval policies described below.

Type of Fee	Year Ended December 31, 2020 ($)	Year Ended December 31, 2021 ($)
Audit Fees (1)	8,979,043	6,206,294
Audit-Related Fees	—	—
Tax Fees (2)	1,080,000	618,338
All Other Fees (3)	27,903	86,045

(1)
The audit fees for the years ended December 31, 2020 and 2021 were for professional services rendered for the audits of the consolidated financial statements of ChampionX and include statutory audits, reviews of the quarterly consolidated financial statements of ChampionX, review of registration statements and other documents filed with the SEC and accounting consultations.

(2)	Tax fees were for professional services rendered with respect to tax compliance matters.
(3)	Other fees include licensing fees for access to technical accounting literature.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures, which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing where consistent with applicable SEC and PCAOB requirements.
The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related tax and other routine and recurring services that are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a particular fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC’s rules and regulations on auditor independence, as well as any applicable PCAOB requirement.

Item 3: Advisory Vote to Approve Compensation of Our Named Executive Officers
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We are asking our shareholders to approve, on an advisory basis, the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•Ensure executive compensation drives behaviors and actions consistent with shareholder interests, prudent risk-taking and a long-term perspective;
•Ensure executive compensation allows us to attract, retain, motivate and reward high-performing executive talent. We target reasonable and market-competitive compensation that reflects the scope of responsibility of the position, and the skills and experience of the executive;
•Differentiate based on performance relative to targets, peers and market conditions, with a significant portion of compensation tied to the achievement of annual and long-term goals that promote shareholder value creation; and
•Emphasize ChampionX stock ownership by requiring stock ownership levels for executives.
We urge you to read the “Compensation Discussion and Analysis” beginning on page 30, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2021 Summary Compensation Table and other related compensation tables, beginning on page 47, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” and the compensation of our named executive officers reported in this Proxy Statement are effective in achieving our long-term business objectives.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the shareholders of ChampionX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the related compensation tables and narrative discussion in the Proxy Statement for the Company’s 2022 annual general meeting of shareholders.
This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is non-binding on our Board. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
The Board recommends that you vote FOR the advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

Compensation Discussion and Analysis
_____________________________________________________________________________________________
This Compensation Discussion and Analysis provides a detailed description of our compensation philosophy, objectives, policies, and practices in place during 2021, and explains the factors considered by the Compensation Committee of our Board (our “Compensation Committee” or the “Committee”) in making compensation decisions during 2021. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for 2021, namely:

Name	Title
Sivasankaran (“Soma”) Somasundaram	President & Chief Executive Officer
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
Deric Bryant	Chief Operating Officer and President, Chemical Technologies
Julia Wright	Senior Vice President, General Counsel and Secretary
Paul E. Mahoney	President, Production & Automation Technologies
Jay A. Nutt	Former Senior Vice President and Chief Financial Officer and Former Senior Vice President — Special Projects
Mr. Nutt was our Senior Vice President and Chief Financial Officer until February 1, 2021 when he became our Senior Vice President — Special Projects until his departure from the Company on August 1, 2021. The discussion of Mr. Nutt’s compensation for 2021 is included below under the heading “Former CFO Compensation” and additional information on the compensation he received upon his departure is included in the section titled “Potential Payments upon Termination or Change-in-Control — Change-in-Control.”
Key Compensation Overview for 2021
The Compensation Committee is committed to targeting reasonable and competitive total compensation for our NEOs, with a significant portion of that compensation being performance-based. While 2021 began with an increase in activity compared to the pandemic-induced trough experienced in the first half of 2020, oilfield activity levels were normalizing, average rig counts remained lower than pre-pandemic counts, and raw materials costs were increasing as global economic activity continued to normalize compared to pre-pandemic levels. In consideration of the increased business activity, the increased responsibilities of the NEOs as a result of the growth in size of the Company following the Merger, and Company’s compensation practices relative to industry peers of similar size, the Compensation Committee approved increases in NEO base salaries and total compensation for 2021, but at a lower range of percentage increases than in prior years as part of its disciplined operating model in response to the normalizing economic conditions. See “Elements of our Executive Compensation” below for a further description.
Long-Term Incentive Changes. The Compensation Committee added free cash flow as a percentage of revenue as an absolute performance metric to performance share awards (“PSAs”) made to NEOs in 2021, as described below, to further align achievement of PSAs with the Company’s strategic objectives and shareholder interests as a measure of the Company’s ability to reduce leverage, invest in the growth of the Company, and return capital to shareholders.
Annual Incentive Changes. The Committee also approved changes to the performance metrics for 2021 awards under our Executive Officer Annual Incentive Plan (“EAIP”), as described below, to better align achievement of the awards with execution on the Company’s strategic priorities and to incentivize performance that increases shareholder value.
•Digital and Non-Upstream Revenue. A metric for digital products revenue and revenue from non-upstream uses, Digital and Non-Upstream Revenue, was added to recognize and incentivize execution on the Company’s strategic priorities to accelerate digital revenue and evolve the Company’s portfolio for sustained growth.

•ESG Modifier. A discretionary modifier was implemented that permits the Compensation Committee to increase or decrease EAIP achievement by up to 10% based on progress of the creation and execution of the Company’s ESG strategy and framework.
•Adjusted EBITDA hurdle. The adjusted EBITDA margin hurdle was retained and, if not met, caps achievement of the Digital and Non-Upstream Revenue and individual performance metrics at 100%.
•Safety modifier. The Committee retained the ability to apply downward discretion on achievement of EAIP awards in the event of extreme safety incidents.
Vesting of 2018 Performance Share Awards. In 2021, the PSAs awarded to our executive officers in 2018 vested. Messrs. Somasundaram, Mahoney and Nutt and Ms. Wright were granted 2018 PSAs payable, if at all, in shares of our common stock at the end of a three-year performance period based on the cumulative total shareholder return (“TSR”) of our common stock relative to the 2018 TSR Performance Peer Group. The payout range for the 2018 PSAs was between 0%-200%. The three-year performance period ended July 2, 2021. The Company’s TSR during the performance period ranked fourth among the 2018 TSR Performance Peer Group with the vested 2018 PSAs paid in shares of our common stock equal to 163% of the target number of shares determined at the time of grant. However, due to the absolute change in the stock price of the Company during the performance period, the value of the shares received upon vesting of the 2018 PSAs was 98.8% of the target value, as illustrated by the following detail of our CEO’s 2018 PSA:

Mr. Somasundaram’s 2018 PSA
Target Value	Target Shares at Grant	Vest %	Shares Issued at Vest	Value of Shares at Vest (1)	Vested % of Target Value
$1,450,000	36,625	163%	59,698	$1,432,155	98.8%
(1) Determined based on the closing price per share of $23.99 on the vesting date.
Compensation Principles and Best Practices
Our compensation program is designed to align with and drive achievement of our business strategies and provide competitive opportunities. Accordingly, we believe our compensation philosophy supports our vision of unlocking energy and improving lives through our commitment to deliver globally sustainable operations. The Compensation Committee designs our compensation program with the following objectives in mind:
•Ensure executive compensation drives behaviors and actions consistent with shareholder interests, prudent risk-taking and a long-term perspective;
•Ensure executive compensation allows us to attract, retain, motivate and reward high-performing executive talent. We target reasonable and market-competitive compensation that reflects the scope of responsibility of the position, and the skills and experience of the executive;
•Differentiate based on performance relative to targets, peers and market conditions, with a significant portion of compensation tied to the achievement of annual and long-term goals that promote shareholder value creation; and
•Emphasize ChampionX stock ownership by requiring stock ownership levels for executives.
Management and the Compensation Committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy or with our operating culture. As a result, we do not provide our NEOs with social or health club memberships, company cars or allowances, financial counseling, or any other perquisites.
As part of our compensation review process, during 2021, our CEO made recommendations to the Compensation Committee regarding the compensation and incentives for our NEOs other than himself. In doing so, he:

•Recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;
•Reviewed competitive market data for executive positions; and
•Developed specific recommendations regarding the amount and form of equity compensation to be awarded to our NEOs.
Based on the CEO’s recommendations and in concert with him, our Compensation Committee’s role is to annually review and approve the compensation and incentive awards for our NEOs. In addition, the Committee also considers the advice received from its compensation consultant with respect to executive compensation matters, and regularly reviews the components of our compensation program to ensure that they continue to align with the above objectives and that the program is administered in a manner consistent with established compensation policies.
The Compensation Committee reviews the CEO’s compensation and incentives considering the Company’s performance, relative TSR, the value of similar compensation of CEOs at comparative companies, and awards given to the CEO in prior years. Together with the CEO evaluation performed by the Governance and Nominating Committee, the Committee recommends the CEO’s compensation and incentives to the independent members of the Board for approval.
The Compensation Committee also considers the results of prior shareholder advisory votes on Say-on-Pay in its evaluations, reviews and recommendations of NEO compensation.
The following is a summary of our key compensation policies and practices in place during 2021 for our NEOs:

Pay for Performance	A majority of the compensation for our NEOs is performance-based and is paid based on the achievement of absolute and relative performance goals.
Share Ownership Guidelines	Subject to a five-year transition period, each of our NEOs must hold the equivalent in value of three times (or five times in the case of the CEO) their base salary.
Clawback Policy	We can recover performance-based compensation, both cash and equity, paid to executives but subsequently determined not to have been earned because financial results are restated, if the restatement is caused by the executive’s fraud, intentional misconduct, or gross negligence. Our clawback policy has a three-year lookback.
Anti-Pledging	No directors or officers may pledge Company stock, subject to limited exceptions.
Anti-Hedging	No directors or officers may hedge Company stock.
Double-Trigger	Our executive severance policy requires a double-trigger for a change-in-control termination (i.e., the occurrence of both a change-in-control and a qualifying termination of employment within 18 months following the change-in-control event) in order for an executive to receive change-in-control benefits.
Independent Compensation Committee and Compensation Consultant	Only independent directors serve on the Compensation Committee. Additionally, the Compensation Committee engages an independent compensation consultant and meets with the consultant in executive sessions.
Peer Group Comparison	We compare our NEOs’ total compensation to peer and industry groups for market comparable data. We evaluate these groups annually to ensure that they remain appropriate and add or remove companies when warranted.

No Automatic Base Salary Increases	Our NEOs’ base salaries are reviewed annually and are not automatically increased each year.
No Employment Contracts	We do not enter into employment contracts with any NEO.
No Tax Gross-Ups	No excise tax gross-ups are provided to any NEO.
No Perquisites	We do not provide perquisites to NEOs, nor do we own or operate any corporate aircraft.

Compensation Consultant
Under its charter, our Compensation Committee is authorized to retain a compensation consultant and has the sole authority to approve the consultant’s fees and other retention terms. In 2021, our Compensation Committee used the services of one compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”). Our Compensation Committee engaged and managed its relationship with the Meridian executive compensation consultants directly. In addition, Meridian reported directly to the Compensation Committee with respect to all executive and non-executive director compensation matters.
The nature and scope of Meridian’s engagement by the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Meridian with respect to the performance of its duties to the Compensation Committee included engaging Meridian to:
•Guide the Compensation Committee’s decision making with respect to executive compensation matters in light of the Company’s business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;
•Review and provide advice on the Company’s compensation peer group;
•Advise on incentive plan design for both annual and long-term incentive awards;
•Provide comprehensive competitive market studies as reference for the Compensation Committee in consideration of CEO and senior management compensation;
•Review the CEO’s executive compensation recommendations for our senior executives;
•Review the CEO’s compensation;
•Review and provide competitive market information on non-executive director compensation; and
•Apprise the Compensation Committee about emerging best practices and changes in regulatory and corporate governance environment.
In connection with its engagement of Meridian and based on the information presented to it, the Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and Nasdaq rules and concluded that Meridian’s work for the Compensation Committee did not raise any conflict of interest for 2021. Outside of providing executive and director advisory services to our Compensation Committee, Meridian provided no other services to us or our affiliates.

Peer Group
In the design and administration of our 2021 executive compensation programs for NEOs, our Compensation Committee considered competitive market data from our 2021 core peer group listed below (the “Core Peer Group”). The Committee also used its discretion and business judgment in determining overall compensation.
The only change made to the Core Peer Group by the Compensation Committee was the addition of NexTier Oilfield Solutions Inc., which had recently formed through a merger and for which executive compensation data was not available in 2020. The Core Peer Group represented a range of annual revenue and enterprise value, both higher and lower than those of the Company.

Exterran Corporation	Oceaneering International, Inc.
Forum Energy Technologies, Inc.	Oil States International, Inc.
Helmerich & Payne, Inc.	Olin Corporation
Innospec Inc.	Patterson-UTI Energy, Inc.
MRC Global Inc.	RPC, Inc.
National Oilwell Varco, Inc.	Select Energy Services, Inc.
NexTier Oilfield Solutions Inc.	The Chemours Company
NOW Inc.	Weatherford International plc
The Compensation Committee will assess the composition of our Core Peer Group at least annually.
In addition to publicly available data for the Core Peer Group, a supplemental group of companies (the “Supplemental Industry Group”) was selected for 2021 to provide additional data for assessing the competitiveness of our compensation programs for our NEOs. This Supplemental Industry Group consisted of 20 companies that were participants in the Equilar Executive Compensation Survey (which was used by Meridian to analyze peer company compensation data that is not publicly available). The companies were generally selected based on company size, considering enterprise value and revenue, and the nature of their principal business operations with specific emphasis on organizations operating in the energy, chemical, equipment and services, and industrial machinery sectors. The Supplemental Industry Group includes companies with revenues between $740 million to $6 billion. The Company’s projected pro forma consolidated revenue was near the median of the Supplemental Industry Group revenues, and the Company’s enterprise value was near the 25th percentile of the Supplemental Industry Group. The companies that comprised the Supplemental Industry Group for 2021 compensation decisions were: Axalta Coating Systems Ltd., Cabot Corporation, The Chemours Company, Diamondback Energy, Inc., Exterran Corporation, Flowserve Corporation, H.B. Fuller Company, Huntsman Corporation, Marathon Oil Corporation, Murphy Oil Corporation, Noble Energy, Inc., Oil States International, Inc., Pentair plc, Select Energy Services, Inc., The Timken Company, Trinity Industries, Inc., Trinseo S.A., Weatherford International plc. Woodward, Inc., and W.R. Grace & Co.
Summary of 2021 Target Compensation for Named Executive Officers
The table below reflects target annual compensation and is not intended to replace the more detailed information provided in the 2021 Summary Compensation Table.

	Base Salary (1)	Target 2021 Short-Term Incentive	Target 2021 Annual Long-Term Performance Incentives (2)		Total Target Amount
			Restricted Stock Unit Awards	Performance Share Award Target Dollar Amount
Mr. Somasundaram	$848,750	$891,188	$1,750,000	$1,750,000	$5,239,938
Mr. Fisher	$540,833	$486,750	$700,000	$700,000	$2,427,583
Mr. Bryant	$587,938	$470,350	$600,000	$600,000	$2,258,288
Ms. Wright	$431,025	$301,718	$312,500	$312,500	$1,357,743
Mr. Mahoney	$451,140	$315,798	$300,000	$300,000	$1,366,938
(1) Base salary amounts are annualized calculations as increases for all NEOs other than Mr. Fisher became effective April 1, 2021. Mr. Fisher became our Executive Vice President and Chief Financial Officer on February 1, 2021 and the amount shown for him is pro-rated for his partial year of service.
(2) Long-term performance incentives are awarded as a number of shares determined by dividing the value reflected above by the closing price of the Company’s common stock on the date of grant. As a result, the values reflected above differ from the accounting values for such awards as reflected in the 2021 Summary Compensation Table.

A discussion of Mr. Nutt’s compensation for 2021 is found below under “Former CFO Compensation.” See the discussion of our Long Term Equity Incentive Compensation below for a description of the basis for which the number of shares underlying these awards was determined. Neither the values shown in the table above nor the accounting values within the tables that follow this Compensation Discussion and Analysis reflect settlement values, which may be impacted by the price of our common stock, the Company’s future performance, terminations of employment, or change-in-control events, and will not be known until actual settlement occurs, if any.

Performance-Based Compensation
A significant portion of our NEOs’ target annual compensation in 2021 was performance-based compensation. The charts below show the percentage of our CEO’s and other NEOs’ 2021 total target annual compensation that is performance-based compensation and the percentage that is not performance-based compensation (percentages may not total 100% due to rounding). The charts reflect target annual compensation and are not intended to replace the more detailed information provided in the 2021 Summary Compensation Table.

CEO Target Annual Compensation
Core Elements
16% Fixed
16%
17%
33%
33%
84% Performance-Based
Base
Target AIP
LTIP - PSAs
LTIP-RSUs

All Other NEO's Target Annual Compensation Core Elements

28% Fixed
26%
28%
26%
21%
72% Performance-Based
Base
Target AIP
LTIP - PSAs
LTIP-RSUs

Elements of Our Executive Compensation Program
Our executive compensation program has been designed to ensure that ChampionX is able to attract and retain appropriate executives for applicable positions and that our compensation plans support ChampionX’s strategies, focus efforts, help achieve business success, and align with our shareholders’ interests. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, in its discretion and business judgment, the appropriate level and mix of cash and non-cash compensation and short-term and long-term incentive compensation for our NEOs to reward near-term performance, encourage commitment to our long-range strategic business goals and considering alignment with market practices. In evaluating the appropriate combination of elements, our philosophy is to condition the majority of NEO compensation on Company performance.
As illustrated in the charts below, our 2021 executive compensation program consisted of the following core elements (at target): base salary, short-term incentives (annual), and long-term incentives (service-based and performance-based). The charts are not intended to replace the more detailed information provided in the 2021 Summary Compensation Table.

Compensation Element	Objective	Key Features	Performance-Based
Base Salary	Provides regular income at reasonable, competitive levels, reflecting scope of responsibilities, job characteristics, leadership skills and experience.	Reviewed annually and subject to adjustment based on individual performance, experience, leadership and market factors.	No, but increases are not guaranteed and NEOs have taken reductions in salary during challenging times.
Annual Cash Incentive	Rewards contributions to the achievement of annual targets and individual performance; focuses attention on key operational, functional and financial measures, and strategic goals.	The Compensation Committee establishes performance measures to align performance relative to goals, ultimately driving shareholder value.	Yes, pays out based on achievement of measurable pre-established goals.
Long-Term Incentive Plan - Performance Share Units	Correlates pay with generating cash flow to fund the Company’s growth and increases in both absolute and relative shareholder returns over the long term.
In periods of poor performance, including relative to industry peers, executives realize little or no value; in periods of strong performance, including relative to peers, executives may realize substantial value.
Three-year cliff vesting.
Yes, value increases or decreases in correlation to share price and ability to generate free cash flow; may not be earned depending on shareholder return and level of free cash flow.
Long-Term Incentive Plan – Restricted Stock Units	Incentivizes management contributions to long-term increases in shareholder value; helps to retain executives in the competitive energy market.	Paid in equity, and value is realized based on future share price; provides a direct correlation of realized pay to changes in shareholder value. Vests ratably over three years.	Yes, value increases or decreases in correlation to share price.
In addition to the elements outlined above, our 2021 executive compensation program included severance and change-in-control protection and other generally available benefits, which are not reflected above. Each element of our executive compensation program is described below.

Base Salary
We pay our NEOs market-competitive base salaries for the skills and experience necessary to meet the requirements of each NEO’s role. To determine the salaries for our NEOs, our Compensation Committee considered market comparisons, as well as the following factors:
•experience in current role and equitable compensation relationships among our executives;
•performance and leadership; and
•external factors involving competitive positioning, general economic conditions, and marketplace compensation trends.
No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally establishes base salaries at competitive levels, with reference to pay levels of comparable positions in the Core Peer Group and the Supplemental Industry Group at the 25th, 50th and 75th percentiles, and consideration for the factors identified above.

The Compensation Committee met in February 2021 to review the compensation of our NEOs. In consideration of market conditions at the time, and the desire to pursue a disciplined operating model, NEO base salaries were increased 3-4%, an overall lower increase than in prior years. Mr. Mahoney was the only NEO to receive a 4% increase in recognition of additional responsibilities he undertook in 2021 with the transition of responsibility to him for the product lines that previously reported to Syed (“Ali”) Raza, the Company’s Senior Vice President and Chief Digital Officer. In addition, Mr. Mahoney did not receive a compensation increase in 2020.
Short-Term Incentive (Annual)
Our Compensation Committee established the EAIP to reward NEOs for achieving targeted financial results which correlate to value creation for our shareholders and to provide a means to link cash compensation to the Company’s short-term performance. We provide short-term incentives to motivate and reward achievement of, and performance in excess of, ChampionX’s annual goals.
The target awards among our NEOs are generally set to be competitive with our Core Peer Group and Supplemental Industry Group, with reference to the target awards of similar positions at the 25th, 50th and 75th percentiles.

Name	2021 Target EAIP Award % of Base Salary
Mr. Somasundaram	105%
Mr. Fisher	90%
Mr. Bryant	80%
Ms. Wright	70%
Mr. Mahoney	70%
The short-term incentive award opportunities are based on a percentage of base salary assuming attainment of specified threshold, target, and maximum levels of each performance measure, as described in more detail below. Payouts range from 0%-200% of target based on the percentage achievement of each performance measure. Mr. Nutt’s target EAIP for 2021 is discussed below under “Former CFO Compensation.”
In February 2021, the Compensation Committee established the design and performance metrics for the EAIP awards, including financial metrics and goals, with the changes described above under Key Compensation Overview for 2021.
The financial performance measures, and weighting of individual performance, for the Company’s EAIP structure for 2021 are set forth below. 2021 EAIP awards are also subject to an Adjusted EBITDA Margin hurdle and to modification for ESG achievement and safety performance, as described below the table.

2021 Performance Measures
Messrs. Somasundaram and Fisher and Ms. Wright		Mr. Bryant		Mr. Mahoney
30%	Consolidated Adjusted EBITDA	10%	Consolidated Adjusted EBITDA	10%	Consolidated Adjusted EBITDA
25%	Consolidated Adjusted Free Cash Flow	10%	Consolidated Adjusted Free Cash Flow	10%	Consolidated Adjusted Free Cash Flow
15%	Consolidated Digital & Non-Upstream Revenue	10%	Consolidated Digital & Non-Upstream Revenue	10%	Consolidated Digital & Non-Upstream Revenue
30%	Individual Performance/ Strategic Initiatives	25%	Chemical Technologies Adjusted EBITDA	25%	PAT Segment Adjusted EBITDA
		25%	Chemical Technologies Adjusted Free Cash Flow	25%	PAT Segment Adjusted Free Cash Flow
		20%	Individual Performance/ Strategic Objectives	20%	Individual Performance/ Strategic Objectives

Adjusted EBITDA hurdle. The Compensation Committee retained an Adjusted EBITDA Margin hurdle to the EAIP measures for 2021 to further align the interests of our NEOs with those of our shareholders. The Digital & Non-Upstream Revenue and personal performance measures cannot be achieved at greater than target unless the Company’s consolidated Adjusted EBITDA Margin for 2021 meets or exceeds 15%.
ESG Modifier. A discretionary modifier was implemented that permits the Compensation Committee to increase or decrease EAIP achievement by up to 10% based on progress of the creation and execution of the Company’s ESG strategy and framework, in recognition of the importance of ESG issues to our corporate purpose and business strategy.
Safety modifier. Consistent with our corporate purpose of Improving Lives, the Compensation Committee retained the ability to apply downward discretion on achievement of EAIP awards in the event of extreme safety incidents.
The Compensation Committee used the following performance metrics in the design of the Company’s EAIP structure to ensure a balanced view of Company performance:

Adjusted EBITDA*
On a consolidated basis, defined as net income attributable to ChampionX (per GAAP) before interest, taxes, depreciation and amortization expense, restructuring and other related charges, certain non-recurring items, and transaction and integration costs related to the Merger.
On a segment or business basis, defined as operating profit (per GAAP) before income taxes, depreciation and amortization, restructuring and other related charges, certain non-recurring items, and transaction and integration costs related to the Merger.
Adjusted EBITDA is a key performance metric for the Company and allows our shareholders to compare our operating performance across periods by excluding items that do not reflect the core ongoing operating results of our businesses.

Adjusted Free Cash Flow*
Defined as net cash provided by operating activities (per GAAP) less capital expenditures and other discrete items, and measured as a percentage of revenue. On a business or segment basis, measured as a percentage of segment revenue (per GAAP) and defined as business or segment Adjusted EBITDA (see above), less capital expenditures plus/minus changes in net adjusted working capital, with net adjusted working capital defined as accounts receivable plus inventory, less accounts payable and other discrete items.
Reflects the Company’s objectives to generate positive cash flow for debt reduction and to support the Company’s strategic objectives.

Digital & Non-Upstream Revenue
Defined as revenue recognized from (a) digital products and services, (b) non-oil and gas applications of our products, (c) our UltraFab™ products and services, and (d) the sale of our products and services for use in mid-stream applications.

Individual Performance/Strategic Initiatives	Defined as specific goals and targets related to the Company’s key strategy focus areas which have been assigned to each executive. Allows the Company to incentivize individual performance by rewarding individual contributions to the Company’s key strategy focus areas.

Adjusted EBITDA Margin*
Defined as Adjusted EBITDA (see above) measured as a percentage of revenue.
The Digital & Non-Upstream Revenue and individual performance/strategic initiatives measures cannot be achieved at greater than 100% unless the Company’s consolidated Adjusted EBITDA margin for 2021 meets or exceeds 15%.

*        Note that these performance metrics, used for compensation purposes, may not correspond precisely to similarly-named non-GAAP financial measures used for financial purposes.

When establishing target levels for the incentive reward schedule for 2021, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Payouts for each metric can range from 0% for achievement at threshold to 200% for achievement of maximum levels and higher.
The results for the financial and quantitative measures for the 2021 EAIP are set forth below. If results for a metric fall between levels above the threshold and below the maximum, linear interpolation is used to derive the payout for that metric. All dollar amounts in the table below are in millions.

	Threshold	Target	Maximum	Actual	Awarded Achievement*
Consolidated Adjusted EBITDA	$295	$420	$485	$456	155.8%
Consolidated Adjusted Free Cash Flow	5.5%	8.3%	10.0%	6.4%	47.4%
Consolidated Digital and Non-Production Revenue	$174.0	$215.8	$272.6	$220.8	105.4%
Chemical Technologies Adjusted EBITDA	$250.0	$302.5	$367.0	$274.1	52.3%
Chemical Technologies Adjusted Free Cash Flow	8.0%	12.2%	14.6%	10.1%	60.0%
PAT Segment Adjusted EBITDA	$85.0	$121.4	$140.0	$152.7	200.0%
PAT Segment Adjusted Free Cash Flow	8.4%	12.7%	15.2%	11.4%	75.0%
* The percentages of achievement awarded for Chemical Technologies Adjusted Free Cash Flow and PAT Segment Adjusted Free Cash Flow reflect adjustments from actual to allocate certain cash flow items used in the calculation of Consolidated Adjusted Free Cash Flow to the segments and business.

In February 2022, our Compensation Committee met to review and approve the results and payouts for 2021 EAIP and considered the following factors:
•Achievement of the Adjusted EBITDA Margin hurdle for the first time since the hurdle was implemented in 2019;
•Progress towards the development of the Company’s ESG framework and roadmap was recognized, with the completion of the ESG Priority Assessment and establishment of workstreams responsible for ESG execution frameworks, consistent with internal milestones, and the Committee did not exercise the ESG modifier to decrease or increase EAIP achievement; and
•The Company experienced no extreme safety incidents and no downward adjustments we made to EAIP achievement for safety performance.
Based on these factors, the results of the financial and quantitative measures, and the NEOs’ achievement of their individual performance, the Compensation Committee approved the following EAIP payouts to our NEOs for 2021:

	Target EAIP	Actual EAIP Award
Mr. Somasundaram	$891,188	$988,390
Mr. Fisher	$486,750	$544,758
Mr. Bryant	$470,350	$383,727
Ms. Wright	$301,718	$308,745
Mr. Mahoney	$315,798	$375,564
The Compensation Committee considered the individual achievement of the NEOs in executing on the Company’s strategic objectives for purposes of their EAIP awards based on the following factors:
Mr. Somasundaram led the Company to deliver strong execution on its strategic objective to evolve the Company’s portfolio for sustained growth with the acquisitions of Scientific Aviation Inc., Group 2 Technologies LLC and Tomson Technologies LLC, and investments in QLM Technology Ltd. and PingThings, Inc., and delivered on the Better Together potential of the Merger with achievement of synergy capture milestones and successful early exits from transition services provided by Ecolab Inc. in connection with the Merger. He oversaw successful efforts to accelerate revenue from digital offerings and from non-upstream sources with the launch and adoption of new digital products, realization of cross-sell opportunities and identification of, and progress on, key initiatives to grow financial results from digital offerings, as well as executing on opportunities to leverage the Company’s global footprint for international growth. Mr. Somasundaram ensured the successful completion of the ESG Priority Assessment and launch of the workstreams responsible for the foundation work for the Company’s ESG framework, and established the Operations Excellence group to enhance and improve Continuous Improvement efforts throughout the Company.
Mr. Fisher successfully implemented a significant Continuous Improvement initiative throughout the Finance team, under the name Financial Excellence, or FINEX, which delivered substantial improvements in processes and procedures resulting in direct positive impact on the Company’s financial performance and increased shareholder value. Mr. Fisher was instrumental in the Company’s capital allocation discipline providing the liquidity for the Company to repay $212 million in indebtedness which resulted in the Company’s ability to initiate a dividend program in 2022 to return value to shareholders. He led the Finance team to provide valuable support of business initiatives to execute on the Company’s strategic objectives, including the growth of international revenue, acceleration of revenue from digital offerings and from non-upstream sources, and evolution of the Company’s portfolio for sustained growth. Mr. Fisher achieved synergy capture milestones in realization of the Better Together potential of the Merger and provided important support to the other business functions in their synergy capture efforts.
Mr. Bryant delivered strong results in the evolution of the Company’s portfolio for sustained growth with his leadership of the successful divestment of the Company’s chemical manufacturing plant in Corsicana, Texas, and of the increase in North America land revenue in the Chemical Technologies business. He delivered growth in international revenues, maintained revenues from products used in offshore and oil sands applications, provided valuable support to the progress achieved by the Company on initiatives to accelerate revenue from digital offerings and from non-upstream sources, and achieved synergy capture milestones in realization of the Better Together potential of the Merger.
Ms. Wright was instrumental to the evolution of the Company’s portfolio for sustained growth with her leadership and support of the Company’s acquisitions of Scientific Aviation Inc., Group 2 Technologies LLC and Tomson Technologies LLC, and investments in QLM Technology Ltd. and PingThings, Inc. She provided valuable impact through her efforts as part of the ESG Working Group and in support of business initiatives to grow international revenue and accelerate revenue from digital offerings and from non-upstream sources. Ms. Wright also achieved synergy capture milestones in realization of the Better Together potential of the Merger.
Mr. Mahoney led the Production & Automation Technologies segment to deliver strong adjusted EBITDA exceeding the maximum target. He successfully executed on the Company’s strategic objectives with delivering growth in international revenues within his segment, achieving synergy capture milestones in realization of the Better Together potential of the Merger, and was integral to the progress achieved by the Company on initiatives to accelerate revenue from digital offerings and from non-upstream sources.
In all instances, actual bonus payments under the EAIP for 2021 were subject to upward or downward adjustment at the discretion of the Compensation Committee based upon its evaluation of an NEO’s individual achievements or contributions to performance of the functions with his or her areas of responsibility. In addition, adjustments are permitted as deemed appropriate by the Committee to account for unanticipated or other significant events that warrant adjustment.
Plan awards earned for a given year generally are paid in the first quarter of the following year after the public release of our year-end financial results and after determination of the award payments by the Compensation Committee for all NEOs other than our CEO, and by the Board for our CEO. No award payment is made until the calculation of the payment award is approved by the Committee or the Board, as appropriate. Cash award payments for 2021 performance were made in March 2022.

Long-Term Equity Incentive Compensation
Long-term equity incentives are designed to motivate management to enable the Company to achieve long-term performance improvements and serve to link a significant portion of compensation to shareholder returns. The Company issues awards of long-term equity compensation, or “LTIP” awards, from time to time consistent with the objectives and philosophy of our compensation programs under our 2018 Plan. We generally grant long-term equity awards annually in the first quarter to incentivize future performance.
LTIP awards provide our NEOs with a benefit that generally increases only when the value of our shares increases, which aligns their interests with increasing shareholder value. Long-term incentives are equity-based and include restricted stock units (“RSUs”) and PSAs. In determining the form or forms of LTIP award grants, the Committee considers, among other factors, the role of the executive and the ability of the executive to impact our success, as well as the appropriateness of a particular security for the individual executive.
In determining the total value of LTIP awards to be granted to each NEO, the Compensation Committee determines the award value as a nominal dollar amount in accordance with market data and considers, without giving particular weight to any specific factor, the position of the executive officer (both in terms of function and responsibilities), tenure, anticipated future contributions, and the long-term incentive compensation of similarly situated executives in our Peer Group. For 2021, each NEO’s annual LTIP awards were granted 50% as RSUs and 50% as PSAs.
Restricted Stock Unit Awards
RSUs complement the overall compensation mix for our executives by:
•Driving behaviors and actions consistent with creating shareholder value;
•Providing diversification of compensation in recognition of the cyclical nature of our industry;
•Resulting in actual share ownership aligned with our executive stock ownership guidelines; and
•Supporting executive retention.
The annual RSU awards granted in 2021 vest in one-third increments on the first, second, and third anniversary of the date of grant, subject to the executive’s continued employment through each applicable vesting date. RSUs are paid in shares of ChampionX common stock and do not carry voting rights, but do earn dividend equivalents during the vesting period, to the extent any dividends are declared on our common stock.
Performance Share Awards
PSAs are intended to align the NEOs’ interests with those of our shareholders with a focus on long-term results. The PSAs reinforce sustained long-term performance and value creation, as well as strategic planning processes, while balancing short- and long-term decision making. The PSAs awarded in 2021 are structured to be paid out, if at all, in shares of ChampionX common stock, at the end of a three-year performance period based on (a) the cumulative TSR of our common stock relative to the TSR Performance Peer Group (listed below), subject to the executive’s continued employment through each applicable vesting date, and (b) free cash flow as a percentage of revenue, an element the Compensation Committee added to the PSAs for 2021.
The relative TSR metric is subject to an absolute TSR collar that limits the amount paid on PSAs if absolute TSR is negative over the performance period. This further aligns NEOs’ interests with those of our shareholders, to limit returns on PSAs during periods where shareholder returns are also limited. The Compensation Committee believes that relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance, provides a reliable means to measure relative performance, and ensures the best alignment of the interests of management and shareholders, while the absolute TSR collar ensures that relative TSR results are consistent with shareholder return.
For the grant of the 2021 PSAs, the TSR Performance Peer Group was based on the Core Peer Group, with the addition of the S&P 500 Index to incorporate a mechanism to compare the Company’s performance relative to the broader market. The TSR Performance Peer Group consists of ChampionX and the following companies (or a suitable replacement selected by the Compensation Committee, if a peer company is acquired or is not the surviving company in a merger) (collectively, the “2021 TSR Performance Peer Group”):

Exterran Corporation	Oceaneering International, Inc.
Forum Energy Technologies, Inc.	Olin Corporation
Helmerich & Payne, Inc.	Oil States International, Inc.
Innospec Inc.	Patterson-UTI Energy, Inc.
MRC Global Inc.	RPC, Inc.
National Oilwell Varco, Inc.	Select Energy Services, Inc.
Nextier Oilfield Solutions Inc.	The Chemours Company
NOW Inc.	Weatherford International plc
S&P 500 Index
For purposes of the 2021 PSAs, the TSR measurement will be calculated using the 20-trading day average stock price of each company ending December 31, 2020, referred to as the beginning price, compared to the 20-trading day average stock price of each company ending December 31, 2023. The absolute TSR collar limits the extremes of the payout for relative TSR if it is misaligned with absolute TSR. If the annualized absolute TSR for the performance period is greater than 15%, the percentage payout for the relative TSR metric would be at least 50%, or if such annualized absolute TSR is negative, the percentage payout for the relative TSR metric would be capped at 100%, in each case regardless of relative TSR results for the performance period. No adjustment is made to the percentage payout based on relative TSR if the annualized absolute TSR for the performance period is between 0% and 15%. As an example, if the Company’s relative TSR for the performance period is in the 71st percentile of the TSR Performance Peer Group but the Company’s annualized absolute TSR for the performance period is negative, the payout percentage for relative TSR would be capped at 100%.
The payout range for the 2021 PSAs is 0%-200% of target based on a simple average of the payout percentages determined from the results of (a) ChampionX’s relative TSR during the performance period, subject to the absolute TSR collar, and (b) free cash flow as a percentage of revenue for the performance period. Payout percentages for the relative TSR metric range from 0%-200% and will be determined based on ChampionX’s TSR rank relative to the TSR Performance Peer Group as follows, and then subject to the absolute TSR collar. There is no payout for relative TSR ranked 14 through 18, unless the TSR collar results in a 50% payout for an annualized absolute TSR greater than 15%.

Rank	Percentile Rank	Payout	Rank	Percentile Rank	Payout
1	100%	200%	8	59%	123%
2	95%	200%	9	53%	108%
3	89%	198%	10	48%	94%
4	83%	183%	11	42%	76%
5	77%	168%	12	36%	58%
6	71%	153%	13	30%	40%
7	65%	138%	14 or below	24% or below	0%
The free cash flow as a percent of revenue results will be determined for the period from January 1, 2021 through December 31, 2023. The Committee believes that free cash flow is an absolute performance metric well aligned with the Company’s strategic objectives and shareholder interests as a measure of the Company’s ability to reduce leverage, invest in the growth of the Company, and return capital to shareholders. Payout percentages for the free cash flow as a percentage of revenue metric range from 0%-200% with a 50% payout for a threshold performance of 4.5%, 100% payout for performance results of 7.0%, 200% payout for performance results of 10.5% and higher, and no payout for performance below threshold. Payout for results between threshold, target and maximum levels will be determined through linear interpolation.

2021 LTIP Compensation
The Compensation Committee approved the following annual LTIP awards for the NEOs for 2021.

	Annual LTIP Awards		2021	2020
Executive	RSUs ($)	PSAs ($)	Total Target ($)	Total Target ($)
Mr. Somasundaram	1,750,000	1,750,000	3,500,000	3,400,000
Mr. Fisher	700,000	700,000	1,400,000	n/a
Mr. Bryant	600,000	600,000	1,200,000	1,200,000
Ms. Wright	312,500	312,500	625,000	625,000
Mr. Mahoney	300,000	300,000	600,000	550,000
The target value of Mr. Somasundaram’s LTIP was increased in recognition of his leadership during the challenging market conditions in 2020 in both capital discipline and achievement of quarterly sequential increases in financial results as well as to better align his equity compensation relative to the market. The target value of Mr. Mahoney’s LTIP awards was increased in recognition of the expansion of his role with the addition of responsibility for the product lines that had previously reported to Mr. Raza. The Compensation Committee also approved an additional one-time award of RSUs valued at $100,000 to Mr. Bryant in recognition of his leadership of the integration efforts following the Merger. Mr. Bryant’s RSUs were granted on the same date as the annual LTIP award and vest in one-third increments on the first, second and third anniversaries of the date of grant, subject to his continued employment through each applicable vesting date. Mr. Nutt did not receive LTIP awards in 2021.
Other Benefits
Our NEOs participate in the same retirement and health and welfare programs as our other employees in the United States. In 2021, all of our NEOs participated in the Company’s 401(k) plans. The employer matching contributions we made pursuant to these plans are reflected in the column titled “All Other Compensation” in the 2021 Summary Compensation Table, and the notes following the table. Their health care and insurance coverage is the same as that provided to other active employees in the United States.
We do not currently provide any perquisites to our NEOs.
Executive Severance and Change-in-Control Plans
We do not maintain individual severance or change-in-control agreements with our NEOs. However, we maintain the ChampionX Corporation Executive Severance Plan (“ESP”) and the ChampionX Corporation Senior Executive Change-in-Control Severance Plan (“CICSP”) to accomplish several objectives, including:
•Ensuring shareholder interests are protected during business transactions by providing benefits that promote senior management stability;
•Providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss; and
•Competing effectively in attracting and retaining executives in an industry that experiences acquisitions and divestitures.
NEOs may not receive benefits under both plans as a result of the same severance event. Among other benefits, the ESP continues the NEO’s base salary for a period of twelve months and provides each NEO with a pro-rated portion of the NEO’s EAIP award paid with respect to the prior year (or, if the NEO has been employed for less than one year, an amount determined in the Compensation Committee’s discretion) if he or she is involuntarily terminated without cause. The CICSP provides a lump-sum payment equal to two times the sum of executive’s base salary and his or her target EAIP award for the year in which the executive’s employment terminates or the year of the change-in-control, whichever is higher, if the executive’s employment is terminated within 18 months after a change-in-control either involuntarily without cause or due to the executive’s resignation for good reason. We believe this “double trigger” requirement is in the best interest of shareholders and is considered best practice.

Both the ESP and CICSP provide for the forfeiture and clawback of amounts paid under the plans if the executive breaches customary confidentiality, noncompetition, non-solicitation and non-disparagement covenants entered into at the time of termination. Amounts are paid under the ESP and CICSP subject to the executive’s timely execution of a general employment release.
Details of potential payments under these plans are outlined in the “Potential Payments upon Termination or Change-in-Control” section. These plans do not provide any excise tax gross-up protections.
Deferred Compensation Plan
In connection with our spin-off from Dover Corporation (“Dover”) in 2018, the Compensation Committee adopted the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) to accept the roll-over of accounts of ChampionX employees who participated in the Dover deferred compensation plan. The Deferred Compensation Plan is frozen to new participants and to contributions from participants, and the Company does not provide above-market or preferential earnings. Mr. Somasundaram is our only NEO who was a participant in the Dover deferred compensation plan and his account was transferred to the Company’s Deferred Compensation Plan at the time of our spin-off from Dover.
Mirror Savings Plan
In connection with the separation of the Chemical Technologies business from Ecolab Inc. (“Ecolab”) and the Merger, the Company adopted the ChampionX Mirror Savings Plan (the “Mirror Savings Plan”) for legacy ChampionX employees who participated in the Ecolab mirror savings plan prior to the Merger. The terms of the Mirror Savings Plan are substantially similar to those provided under the Ecolab mirror savings plan. Participant accounts in the Ecolab plan were not rolled into the Mirror Savings Plan established by the Company.
In 2021, participants were permitted to defer a specified percentage of base salary in excess of $290,000 and they received a matching contribution credit equal to (i) 100% of the amount of deferrals not exceeding 4% of covered compensation, plus (ii) 50% of deferrals that exceeded 4% but not 8% of the participant’s covered compensation. Participants also received in 2021 a contribution credit from the Company equal to 3% of the participant’s covered compensation. Company contributions have been eliminated effective January 1, 2022. The Mirror Savings Plan is frozen to new participants and the Company does not provide above-market or preferential earnings. Mr. Bryant is the only NEO who was a participant in the Ecolab mirror savings plan and participates in our Mirror Savings Plan.
Former CFO Compensation
Mr. Nutt served as our Senior Vice President and Chief Financial Officer until February 1, 2021 when he became our Senior Vice President — Special Projects. This change in position occurred within 18 months of the Merger and entitled him to terminate his employment with the Company for good reason and receive certain rights and benefits under the 2018 Plan and the CICSP. In connection with his change in position, the Compensation Committee approved a 2021 base salary of $490,000 for Mr. Nutt, and a target EAIP award of 75% of base salary, on the basis that such target EAIP award would be used to calculate the amount Mr. Nutt was entitled to receive under the CICSP upon his departure from the Company. The Compensation Committee did not grant any awards under the 2018 Plan to Mr. Nutt in 2021. Mr. Nutt left the Company on August 1, 2021 at which time he received the amounts to which he was entitled under the CICSP, and the unvested equity awards held by him, which were granted to him prior to 2021, vested in accordance with the 2018 Plan. Additional information on amounts received by Mr. Nutt upon his departure are included in “Potential Payments upon Termination or Change-In-Control — Change-in-Control.” The salary he earned, and his other compensation received in 2021, including amounts paid in cash under the CICSP upon his departure, are included in the 2021 Summary Compensation Table.

Additional Executive Compensation Governance Considerations
Stock Ownership
The Compensation Committee believes requiring executives to retain shares of ChampionX common stock helps align executive performance with shareholder value creation. Our stock ownership guidelines require executives to own ChampionX common stock, valued as a multiple of the executive’s base salary, within five years from the date the executive becomes subject to the guidelines, as shown below:

Executive Level	Salary Multiple
Chief Executive Officer	5
Section 16 Officers	3
Other Corporate Officers	2
Shares of ChampionX common stock owned and RSUs subject only to time-based vesting are included when determining whether an executive has met the required ownership levels. Compliance with the stock ownership guidelines is reviewed annually. All NEOs are within the five-year transition period for meeting these requirements.
Clawback Policy
Our Executive Compensation Clawback Policy sets out the terms under which we may seek to recover performance-based compensation from our NEOs. The policy allows the Company to recoup performance-based compensation, both cash bonuses and equity awards, that is paid to an executive and it is subsequently determined that such compensation would not have been earned had such compensation been calculated on the basis of restated financial results if the Board determines the restatement was the result of fraud, intentional misconduct or gross negligence of such executive. The Board will apply a three-year lookback period from the date of the restatement in applying any clawback of compensation, which may extend into the period following an executive’s employment with us.
Anti-Hedging Policy
Our Securities Trading Policy prohibits our Board and our officers, as well as persons who assist in the preparation of or have access to our consolidated financial results (“Designated Persons”) from engaging in any transaction designed to hedge or offset any decrease in the market value of ChampionX securities they hold. This includes any financial instrument or derivative security such as short sales, puts, calls, straddles, prepaid variable forward contracts, equity swaps, collars and exchange funds.
Anti-Pledging Policy
Our Securities Trading Policy also prohibits Designated Persons from pledging ChampionX securities as collateral for a loan or other obligation, subject to limited exceptions, and from holding ChampionX securities in a margin account. No director or executive officer currently pledges any shares of ChampionX common stock held by them.
No Employment Contracts
We do not enter into employment contracts with any of our NEOs.

Conclusion
In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our shareholders and other stakeholders, are well served by our compensation program. These programs are reasonably positioned among our Peer Group and encourage and promote our compensation objectives with a strong emphasis on pay for performance. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

Compensation Committee Report
_____________________________________________________________________________________________
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management.
Based on such review and discussion with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by the Compensation Committee:

Gary P. Luquette, Chair
Heidi S. Alderman
Mamatha Chamarthi
Daniel W. Rabun

Equity Compensation Plan Information
_____________________________________________________________________________________________
The following table provides information as of December 31, 2021 with respect to shares of ChampionX common stock that may be issued under our 2018 Plan and under awards assumed in the Merger.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	2,351,997 (1)	29.94 (2)	23,111,749 (3)
Equity compensation plans not approved by shareholders	6,377,795 (4)	6.18 (5)	--
Total	8,729,792	n/a	23,111,749

(1)
Includes 393,523 SSAR awards outstanding, 505,509 PSAs outstanding, assuming performance at target, 1,329,817 RSUs outstanding, and 123,148 deferred stock units credited to non-employee directors pursuant to the 2018 Plan.

(2)	The weighted-average exercise price reflects the weighted-average price for outstanding SSAR awards only; it does not include restricted stock awards outstanding or deferred stock units.
(3)
Reflects the shares available for grant determined in accordance with the terms of our 2018 Plan, calculated based on (a) one share for each SSAR, (b) three shares for each PSA, RSU and deferred stock unit awarded prior to February 18, 2021, (c) one share for each PSA, RSU and deferred stock unit awarded on or after February 18, 2021, and (d) PSAs issued at the maximum amount of 200%.

(4)	Includes 5,488,653 shares subject to outstanding stock options, and 889,142 RSUs outstanding, all as converted from Ecolab awards in connection with the Merger.
(5)	The weighted-average exercise price reflects the weighted-average price for outstanding stock option awards only; it does not include restricted stock awards outstanding.

Executive Compensation Tables
_____________________________________________________________________________________________
The following tables and accompanying narrative disclosures provide information regarding the compensation earned by or paid to our NEOs during 2021.
2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mr. Somasundaram	2021	841,087	3,932,766	988,390	13,050	5,775,292
President and Chief Executive Officer	2020 2019	619,639 737,077	1,641,944 3,597,596	681,178 523,300	9,500 9,625	2,952,261 4,867,598
Mr. Fisher	2021	533,601	1,573,106	544,758	13,050	2,664,515
Executive Vice President and Chief Financial Officer
Mr. Nutt	2021	335,120	—	—	1,745,573	2,080,693
Former Senior Vice President and Chief Financial Officer and Former Senior Vice President – Special Projects	2020 2019	424,576 472,270	386,318 830,166	300,215 235,645	9,500 5,836	1,120,609 1,543,917
Mr. Bryant	2021	587,938	1,448,349	383,727	85,600	2,505,614
Chief Operating Officer and President, Chemical Technologies
Ms. Wright	2021	428,562	702,258	308,745	12,921	1,452,486
Senior Vice President, General Counsel and Secretary	2020 2019	354,211 372,269	411,348 608,801	233,988 219,770	8,861 2,457	1,008,408 1,203,297
Mr. Mahoney	2021	448,529	674,160	375,564	13,050	1,511,303
President, Production & Automation Technologies	2020 2019	381,397 425,892	565,600 608,801	277,332 212,782	9,500 5,405	1,233,829 1,252,880
(1)Salary equals base pay paid to each NEO during the applicable year. The actual salary paid may fluctuate due to the number of pay periods during the calendar year, the timing of changes in base salary, and the timing of payroll processing at each calendar year-end. For Mr. Fisher, includes the pro-rated amount of the annual cash retainer portion of the compensation paid to our non-employee directors, for the period he served on our Board from January 1, 2021 through January 31, 2021. Amounts shown for 2020 reflect the reductions in salary elected by our NEOs for portions of the year due to the challenging market environment caused by the COVID-19 pandemic and production-related volatility in commodity prices.
(2)Amounts shown represent the aggregate grant date fair value of PSAs and RSUs granted during the year indicated, each calculated in accordance with FASB ASC Topic 718 disregarding the estimate for forfeitures. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions made in the valuation of these awards. The PSAs were valued at target, although payments may vary from 25% to 200% of the target amount granted, or be forfeited altogether depending upon actual performance. The value of the 2021 PSAs on the grant date, assuming the maximum level of performance is achieved, would be the following amounts: Mr. Somasundaram - $4,365,544; Mr. Fisher - $1,746,218; Mr. Bryant - $1,496,739; Ms. Wright - $779,538; and Mr. Mahoney - $748,348. Amounts shown for 2020 reflect a grant date fair value for the number of shares subject to PSAs awarded in June 2020 of $14.55, and $10.34 for the number of shares subject to RSUs awarded in June 2020. However, the number of shares subject to such awards was determined by dividing the target dollar value of the award by $25.77, resulting in a grant date fair value equal to 48% of the target value of the award.
(3)Amounts shown represent payments under our EAIP for the year indicated, which payments were made in the first quarter of the following year.
(4)Amounts shown represent the amount of employer contributions to the NEO’s 401(k) plan with respect to the year ended December 31 of the year indicated. Under the terms of our 401(k) plans, we make contributions to the accounts of all eligible employees, including the NEOs. All NEOs, except for Mr. Bryant, participated in the Apergy USA, Inc. 401k Plan (the “Apergy Plan”) in 2021 and years prior. The Apergy Plan provided a Company match for all participants of 100% of the first 1% of deferred covered compensation, and 50% of the next 5% of deferred covered compensation. In addition, the Company made an annual contribution of 1% of covered compensation to all Apergy Plan participants. Mr. Bryant participated in the ChampionX LLC Savings Plan in 2021 that provided a Company match for all participants, including Mr. Bryant, of 100% of the first 4% of deferred covered compensation, and 50% of the next 4% of deferred covered compensation. In addition, the Company made an annual contribution of 3% of covered compensation to all participants who became participants in the ChampionX LLC Savings Plan before October 15, 2021. Employees who joined the Company from Ecolab in connection with the Merger and those who were hired after the Merger for our Chemical Technologies business were eligible to participate in the ChampionX LLC Savings Plan. For Mr. Bryant, the amount reflected in this column also includes the amount of contribution credits made by the Company to his Mirror Savings Plan account with respect to to his 2021 compensation. See “2021 Nonqualified Deferred Compensation” below. For Mr. Nutt, the amount also includes amounts received by him upon departure from the Company pursuant to our CICSP. See “Potential Payments upon Termination or Change-In-Control — Change-in-Control” below.

Grants of Plan-Based Awards in 2021
The following table summarizes compensation awarded to our NEOs under our 2018 Plan for 2021. All RSUs and PSAs were granted under our 2018 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)	Maximum (#)
Mr. Somasundaram
RSUs(2)	2/18/21							99,375	1,749,994
PSAs(3)	2/18/21				24,844	99,375	198,750		2,182,772
EAIP(4)	2/18/21	--	891,188	1,782,375
Mr. Fisher
RSUs(2)	2/18/21							39,750	699,998
PSAs(3)	2/18/21				9,938	39,750	79,500		873,109
EAIP(4)	2/18/21	--	486,750	973,500
Mr. Bryant
RSUs(2)	2/18/21							39,749	699,980
PSAs(3)	2/18/21				8,518	34,071	68,142		748,370
EAIP(4)	2/18/21		470,350	940,700
Ms. Wright
RSUs(2)	2/18/21							17,745	312,489
PSAs(3)	2/18/21				4,436	17,745	35,490		389,769
EAIP(4)	2/18/21	--	301,718	603,435
Mr. Mahoney
RSUs(2)	2/18/21							17,035	299,986
PSAs(3)	2/18/21				4,259	17,035	34,070		374,174
EAIP(4)	2/18/21	--	315,798	631,596
Mr. Nutt
EAIP(5)	1/15/21	--	367,500	--	--	--	--	--	--
(1)Represents the minimum amount payable for a certain level of performance. There is no guaranteed minimum payment for EAIP awards; performance results that equal the threshold level would result in a 0% achievement of that measure and no payment. PSA awards have a threshold percentage payout of 25% with no payout for any ranking below the 25th percentile. See “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” for a further description of these awards.
(2)RSUs vest in three equal annual installments beginning February 18, 2022. The grant date fair value of the awards was calculated in accordance with FASB ASC Topic 718, disregarding the estimate for forfeitures. For assumptions made in the valuation of these awards, see Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. See also “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” for a further description of these awards.
(3)The PSAs vest and become payable after the end of the three-year performance period calculated based on the 20-trading day period ending December 31, 2023, subject to the achievement of the performance goals. The grant date fair value of the awards was calculated in accordance with FASB ASC Topic 718; see Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the valuation of these awards. PSAs pay out between 25% and 200% of the target amount granted, or are forfeited altogether depending upon actual performance.
(4)Amounts shown reflect the potential payouts in March 2022 for 2021 performance under the EAIP. The amounts actually paid in March 2022 are included in the 2021 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column for 2021 for each NEO.
(5)Mr. Nutt was granted a target EAIP award on the basis that such target EAIP award would be used to calculate the amount he was entitled to receive under the CICSP upon his departure from the Company. See “Former CFO Compensation” above and “Potential Payments upon Termination or Change-in-Control — Change-In-Control” below.

Outstanding Equity Awards at Fiscal Year-End 2021
The following table provides information as of December 31, 2021, using the closing stock price on such date of $20.21, regarding outstanding equity awards held by each of the NEOs. Mr. Nutt had no outstanding equity awards at December 31, 2021. None of our NEOs hold any options that are unexercisable and that column has been omitted from the table.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Somasundaram	79,264	24.65	2/11/2026
	64,460	34.13	2/10/2027
				179,713	(3)	3,632,000	356,900	7,212,962
Mr. Fisher				39,750	(4)	803,348	79,102	1,598,662
Mr. Bryant	48,356	3.41	12/5/2022
	36,162	4.92	12/4/2023
	49,303	5.13	12/3/2024
	52,540	5.67	12/2/2025
	152,408	5.60	12/7/2026
	290,541	6.53	12/6/2027
	228,287	7.54	12/4/2028
				176,854	(5)	3,574,219	67,801	1,370,264
Ms. Wright				42,490	(6)	858,723	63,976	1,292,962
Mr. Mahoney	11,735	27.27	2/14/2023
	11,823	35.53	3/10/2024
	15,214	31.55	2/12/2025
	19,475	24.65	2/11/2026
	14,062	34.13	2/10/2027
				50,970	(7)	1,030,104	59,944	1,211,477
(1)For Messrs. Somasundaram and Mahoney, represents SSARs issued to them May 15, 2018 to replace SSARs originally granted to them by Dover. For Mr. Bryant, represents options converted June 3, 2020 in connection with the Merger to replace options originally granted to him by Ecolab.
(2)Includes (a) PSAs granted February 21, 2019 which became payable after December 31, 2021 (the “2019 PSAs”), (b) PSAs granted June 3, 2020 which, if earned, become payable after June 30, 2023 (the “2020 PSAs”), and (c) PSAs granted February 18, 2021 which, if earned, become payable after December 31, 2023, (the “2021 PSAs”), each subject to the achievement of the applicable performance goals. Pursuant to SEC rules, the amount reflected in the table represents the number of shares payable with respect to (x) the 2019 PSAs determined based on achievement at target, (y) the 2020 PSAs based on achievement at 180%, and (z) the 2021 PSAs based on achievement at 199%. Actual shares issued could be between 0% and 200%.
(3)Includes (a) 22,891 RSUs granted May 17, 2018 that vest on May 17, 2022, (b) 13,468 RSUs granted February 21, 2019 that vested on February 21, 2022, (c) 43,979 RSUs granted June 3, 2020 that vest in two equal annual installments beginning June 3, 2022, and (d) 99,375 RSUs granted February 18, 2021, 33,125 of which vested on February 18, 2022, and 66,250 that vest in two equal annual installments beginning February 18, 2023.
(4)RSUs granted February 18, 2021, 13,250 of which vested on February 18, 2022, and 26,500 that vest in two equal annual installments beginning February 18, 2023.
(5)Includes (a) 131,931 RSUs granted June 3, 2020 to replace RSUs granted by Ecolab on December 3, 2019, that vest on December 3, 2022, (b) 5,174 RSUs granted June 3, 2020 that vest in two equal annual installments beginning June 3, 2022, and (c) 39,749 RSUs granted February 18, 2021, 13,249 of which vested on February 18, 2022, and 26,500 of which vest in two equal annual installments beginning February 18, 2023.
(6)Includes (a) 3,789 RSUs granted May 17, 2018 that vest on May 17, 2022, (b) 2,279 RSUs granted February 21, 2019 that vested on February 21, 2022, (c) 8,084 RSUs granted June 3, 2020 that vest in two equal annual installments beginning June 3, 2022, (d) 10,593 RSUs granted June 3, 2020 that cliff vest in one installment on June 3, 2023, and (e) 17,745 RSUs granted February 18, 2021, 5,915 of which vested on February 18, 2022, and 11,830 that vest in two equal annual installments beginning February 18, 2023.
(7)Includes (a) 4,421 RSUs granted May 17, 2018 that vest on May 17, 2022, (b) 2,279 RSUs granted February 21, 2019 that vested on February 21, 2022, (c) 7,114 RSUs granted June 3, 2020 that vest in two equal annual installments beginning June 3, 2022, (d) 20,121 RSUs granted July 29, 2020 that vest in two equal annual installments beginning July 29, 2022, and (e) 17,035 RSUs granted February 18, 2021, 5,678 of which vested on February 18, 2022, and 11,357 of which vest in two equal annual installments beginning February 18, 2023.

Option Exercises and Stock Vested in 2021
The following table summarizes the value received from stock option exercises and stock grants vested during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Somasundaram	10,000	48,100	130,254	3,276,630
Mr. Fisher	--	--	--	--
Mr. Bryant	52,561	1,081,705	377,375	9,826,268
Ms. Wright	--	--	21,268	536,892
Mr. Mahoney	9,674	19,832	32,712	808,735
Mr. Nutt	--	--	70,252	1,663,392
(1)    Represents exercise of SSARs by Messrs. Somasundaram and Mahoney and exercise of option by Mr. Bryant. Number of shares reported is the total number of shares exercised under the award rather than the net number of shares received by the NEO.
(2)    Represents the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the award, multiplied by the total number of shares exercised.
(3)    Represents (a) the aggregate number of RSUs that vested during the fiscal year, and (b) for all NEOs other than Mr. Bryant, the number of shares that vested during the fiscal year under the 2018 PSAs. For Mr. Nutt, also includes shares acquired upon acceleration of vesting of RSUs and the 2019 PSAs and 2020 PSAs upon his departure from the Company. Additional information on the compensation received by Mr. Nutt upon his departure can be found under “Potential Payments upon Termination or Change-in Control — Change-in-Control, With termination of employment” below.
(4)    Represents the aggregate pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date.
Pension Benefits
Our NEOs did not participate in a ChampionX-sponsored pension plan required to be reported under the Pension Benefits Table. Accordingly, the Pension Benefits Table has not been included here.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC. Based solely on our review of the copies of these reports and on information provided by the reporting persons, we believe that during the year ended December 31, 2021 all of our directors and officers who are or were subject to Section 16 complied with all applicable filing requirements with one exception. A Form 4 reporting the disposition of shares withheld for taxes upon partial vesting of an RSU held by an executive officer was filed after the deadline due to the vesting not being timely identified as applicable to an executive officer.

2021 Nonqualified Deferred Compensation

Name	Plan Name	NEO Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Somasundaram	Deferred Compensation Plan	—	—	239,382	382,420	2,500,171
Mr. Bryant	Mirror Savings Plan	45,716	40,646	8,773	—	127,259
(1) Amount includes $22,770 contributed in the first quarter of 2021 with respect to 2020 compensation, and does not include $43,474 contributed in the first quarter of 2022 with respect to 2021 compensation. The “All Other Compensation” column in the 2021 Summary Compensation Table includes the Company’s contribution to the Mirror Savings Plan for Mr. Bryant of $61,350, representing Company matching contributions and other Company contributions made with respect to Mr. Bryant’s 2021 compensation, even though a portion was contributed to Mr. Bryant’s Mirror Savings Plan account in 2022. The basis of the Company’s contributions to the Mirror Savings Plan is described below.
(2) The Company does not provide above-market or preferential earnings on accounts in the named plans and no portion of the amounts reflected in this column are reported in the 2021 Summary Compensation Table.

Mr. Somasundaram. In connection with our spin-off from Dover, the Compensation Committee adopted the Deferred Compensation Plan to accept the roll-over of accounts of ChampionX employees who participated in the Dover deferred compensation plan. The deferred compensation plan maintained by Dover, which is a nonqualified plan for tax purposes, permits select key management and highly compensated employees in the U.S. to irrevocably elect to defer a portion of their salary and bonus. Mr. Somasundaram participated in the Dover deferred compensation plan. The Company’s Deferred Compensation Plan is frozen to new participants and to contributions from participants.
Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant.
Mr. Bryant. In connection with the Merger, the Company adopted the Mirror Savings Plan for legacy ChampionX employees who participated in the Ecolab mirror savings plan. The Mirror Savings Plan is a nonqualified mirror 401(k) deferred compensation excess plan which permits highly compensated employees in the U.S. who had an annual salary in 2020 equal to or greater than $285,000 to elect to defer a portion of their salary and bonus as if such deferred into the Company’s 401(k) plan. The plan is frozen to new participants. The plan is unfunded and does not protect the participant from insolvency of the Company. The terms of the Mirror Savings Plan are substantially similar to those provided under the Ecolab mirror savings plan.
In 2021, participants were permitted to defer a specified percentage of base salary in excess of $290,000 and they received a matching contribution credit equal to (i) 100% of the amount of deferrals not exceeding 4% of covered compensation, plus (ii) 50% of deferrals that exceeded 4% but not 8% of the participant’s covered compensation. Participants also received in 2021 a contribution credit from the Company equal to 3% of the participant’s covered compensation. Company contributions have been eliminated effective January 1, 2022.
Generally, Mirror Savings Plan amounts will be distributed six months after a separation from service in one lump sum, or in installments over a period of five or ten years, if so elected by the participant.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.
For the year ended December 31, 2021, the annual total compensation for our CEO was $5,775,292, as reported in the 2021 Summary Compensation Table, and the annual total compensation for our median employee was $86,653, calculated using the same methodology we used to determine total 2021 compensation for our NEOs as reported in the 2021 Summary Compensation Table. Based on this information, for 2021 the ratio of total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO) was 67 to 1.
In accordance with SEC rules we used the same median employee for calculating the 2021 ratio as we did for calculating the 2020 ratio, as we believe that there has been no change in our employee population or employee compensation arrangements during 2021 that would significantly impact the pay ratio. For purposes of identifying our median employee in 2020, we used our global employee population as of December 31, 2020, which consisted of 6,592 total employees, of whom 3,781 were employed in the United States and 2,811 were employed in foreign jurisdictions. As permitted by SEC rules, we excluded 291 employees, or 4.41% of our total employee population, in the following foreign jurisdictions:

Country	# of Employees	Country	# of Employees
Brunei	63	Saudi Arabia	52
Equatorial Guinea	26	Norway	23
Egypt	19	Bahrain	17
Netherlands	15	Azerbaijan	14
Ghana	12	China	6
Iraq	6	Venezuela	5
France	4	Kazakhstan	4
New Zealand	4	Qatar	4
Malaysia	3	Gabon	2
India	2	Pakistan	2
Romania	2	Switzerland	2
Austria	1	Hungary	1
Italy	1	Kuwait	1
We chose “total cash compensation” as our consistently-applied compensation measure, which included base salary or hourly wages plus cash bonuses and cash allowances. We believe the use of total cash compensation for all employees is a consistently-applied compensation measure because we only distribute equity to a small percentage of employees in the Company. We converted annual base salary and bonus to U.S. dollars using foreign currency exchange rates as of December 31, 2020 and we annualized the compensation for any full-time or part-time employees who were hired in 2020 but were not employed by us for all of 2020.

Potential Payments upon Termination or Change-in-Control
The following describes the compensation and benefits that we would provide to our current NEOs in various scenarios involving a termination of employment or upon a change of control under our ESP, CICSP, Executive Deferred Compensation Plan, Mirror Savings Plan, and the terms of our 2018 Plan. Compensation and benefits generally available to salaried employees are not included in the discussion below. The vesting or ability to exercise stock options and SSARs is accelerated upon the occurrence of certain of the following scenarios. However, all stock options and SSARs held by our NEOs were exercisable at December 31, 2021, making acceleration not applicable. Consequently, such acceleration is not noted in the descriptions below.
Retirement
Upon normal retirement, defined in the 2018 Plan as age 65, (i) the balance of the NEO’s deferred compensation plan, if any, is paid, (ii) RSUs remain outstanding and eligible to vest for five years, and (iii) the earliest granted PSA then outstanding and held by the NEO remains in effect for the period of the award and eligible to vest, with the Compensation Committee having discretionary authority to continue any other remaining PSAs. No other compensation or benefits is provided to our NEOs upon normal retirement. None of our NEOs were eligible for normal retirement at December 31, 2021.
All SSARs held by our NEOs were initially awarded by Dover and are subject to different retirement provisions. Upon Early Retirement I, Early Retirement II, Early Retirement III or a Normal Retirement at age 62, SSARs initially awarded by Dover prior to August 6, 2014 remain in effect for a five-year period following retirement. SSARs granted after August 6, 2014 remain in effect for two years, three years or one year based on whether the early retirement is classified as Early Retirement I, Early Retirement II, or Early Retirement III, respectively, subject to agreement with standard non-competition provisions. Early retirement is defined as (i) the executive has at least 10 years of service with the Company (including service with Dover), the sum of the executive’s age and years of service upon termination equals at least 65, and for awards initially granted by Dover on or after August 6, 2014, is at least 55 years old, and the executive complies with certain notice requirements (“Early Retirement I”), (ii) the executive has at least 15 years of service with the Company (including service with Dover), the sum of the executive’s age and years of service upon termination equals at least 70, and for awards granted on or after August 6, 2014, is at least 60 years old, and the executive complies with certain notice requirements (“Early Retirement II”), or (iii) the executive’s employment terminates because the business unit in which the executive is employed is sold and the executive remains in good standing until the closing date (“Early Retirement III”).
Mr. Somasundaram was eligible for Early Retirement I at December 31, 2021 and if he had retired on such date, the SSARs held by him, as set forth in the Outstanding Equity Awards at Fiscal Year-End 2021 table, would remain in effect for two years following his retirement date. The closing stock price of the Company’s common stock on December 31, 2021 was $20.21, which was less than the exercise price of the exercisable SSARs held by our NEOs. As a result, the SSARs had no value on such date. Mr. Somasundaram would not be eligible for any other compensation or benefits under the 2018 Plan in the event of an Early Retirement I effective December 31, 2021.
Resignation; Termination With or Without Cause
Resignation, or Termination With Cause. In the event of a NEO’s resignation for any reason, or termination with cause, the balances of a NEO’s Deferred Compensation Plan account and Mirror Savings Plan account, if any, are paid, all other equity awards under the 2018 Plan are forfeited, and no other compensation or benefits are provided. Had our NEOs resigned, or if their employment terminated with cause effective December 31, 2021, Messrs. Somasundaram and Bryant would have received the balance of their accounts set forth in the table under the heading 2021 Nonqualified Deferred Compensation and no other compensation or benefits would be provided to Messrs. Somasundaram and Bryant or any of our other NEOs.

Termination Without Cause. If a NEO’s employment is terminated without cause, RSUs and PSAs are forfeited, but the NEO would be eligible for the following compensation and benefits:
•Continuation of base salary for a period of 12 months;
•EAIP is prorated and paid based on EAIP paid in the preceding year;
•Exercisable stock options and SSARs remain eligible to be exercised for a period of three months;
•The balance of a NEO’s Deferred Compensation Plan account or Mirror Savings Plan account, if any, is paid; and
•Continuation of COBRA health coverage is provided for a period of 12 months.
The following sets forth the payments and benefits our NEOs were eligible for assuming their employment was terminated without cause effective December 31, 2021. SSARs are not included in the table as their exercise price exceeded the closing stock price of the Company’s common stock on such date and they had no value.

	Mr. Somasundaram	Mr. Fisher	Mr. Bryant	Mr. Mahoney	Ms. Wright
Salary & EAIP (1)	1,536,178	1,076,750	865,762	732,852	668,688
Stock Options	—	—	26,988,644	—	—
Deferred Compensation Plan or Mirror Savings Plan	2,500,171	—	127,259	—	—
Health, Welfare and Other Benefits	20,812	20,685	22,767	20,812	6,614
Total:	4,057,161	1,097,435	28,004,432	753,664	675,302

(1) For Mr. Fisher, who was employed for less than one year on December 31, 2021, the amount reflected assumes payout of a prorated amount of his 2021 target EAIP bonus.
Change-in-Control
Without termination of employment: In the event of a change-in-control without termination of employment, unvested awards under the 2018 Plan immediately vest unless assumed or replaced in the change-in-control. Assuming all outstanding SSARs, RSUs and PSAs are assumed in a change-in-control on such date, no amounts were payable to our NEOs upon a change-in-control effective at December 31, 2021.
With termination of employment: Pursuant to our 2018 Plan and CICSP, if a NEO’s employment is terminated without “cause,” or they resign for “good reason,” within 18 months following a change-in-control, subject to timely execution of a general employment release, the NEO would be eligible for the following compensation and benefits:
•Lump sum payment equal to 2.0 multiplied by the sum of (i) the NEO’s annual base salary as in place on the termination date, or if higher, on the date of the change-in-control, and (ii) the NEO’s target annual EAIP;
•Lump sum payment equal to the then premium cost of COBRA health continuation coverage for 12 months;
•All unvested RSUs immediately vest;
•All PSAs immediately vest at the target performance level; and
•The balance of a NEO’s Deferred Compensation Plan account or Mirror Savings Plan account, if any, is paid.
The following sets forth the payments and benefits our NEOs were eligible for at December 31, 2021 assuming their employment was terminated without cause, or they resigned for good reason, within 18 months following a change-in-control. SSARs are not included in the table as their exercise price exceeded the closing stock price of the Company’s common stock on such date and they had no value.

	Mr. Somasundaram	Mr. Fisher	Mr. Bryant	Mr. Mahoney	Ms. Wright
Salary & EAIP	3,505,500	2,242,000	2,132,100	1,548,768	1,477,980
RSUs	3,632,000	803,348	3,574,219	1,030,104	858,723
PSAs	4,158,106	803,348	688,575	698,114	741,869
Stock Options	—	—	26,988,644	—	—
Deferred Compensation Plan or Mirror Savings Plan	2,500,171	—	127,259	—	—
Health, Welfare and Other Benefits	20,812	20,685	22,767	20,812	6,614
Total:	13,816,590	3,869,380	33,533,564	3,297,798	3,085,186
Mr. Nutt served as our Senior Vice President and Chief Financial Officer until February 1, 2021 at which time he became our Senior Vice President — Special Projects until his departure from the Company on August 1, 2021. His change in position and departure from the Company occurred within 18 months of the Merger which qualified him to receive the compensation and benefits set forth below. In connection with his departure, the Company and Mr. Nutt entered into a separation and release agreement, pursuant to which, the compensation and benefits he received are subject to his compliance with the restrictive covenants set forth therein.

	Salary & EAIP	RSUs	PSAs	Health, Welfare and Other Benefits	Total
Mr. Nutt	1,715,000	455,326	572,157	17,837	2,760,320
Under the CICSP, “cause” means (i) willful misconduct, dishonesty or gross negligence in the performance of duties, breach of fiduciary duties to the Company, or willful failure to follow lawful directions, (ii) engaging in conduct materially injurious to the Company or materially harms the Company’s reputation, good will or business, (iii) engaging in conduct reported in the press which is scandalous, immoral or illegal; (iv) conviction of a felony, or a misdemeanor or moral turpitude, dishonesty or fraud, (v) being found liable in any securities law action or having a cease and desist order applied, (vi) breach of confidentiality, non-solicitation or non-competition provisions to which the executive is subject, or (vii) breach of Company policies. “Good Reason” includes (i) a material reduction in compensation, (ii) a material and adverse change in title, (iii) a material and adverse change in authority, responsibility or reporting relationship, or (iv) relocation or principal place of employment by 50 miles, unless the relocation does not increase the executive’s commute by more than 20 miles.
Payments on Death or Disability
If a NEO dies or becomes permanently and totally disabled, they or their estate, as the case may be, would receive the balance of the NEO’s Deferred Compensation Plan account and Mirror Savings Plan account, if any, all time-based RSUs would vest, the service condition of PSAs would be satisfied as to a pro-rata portion and the PSAs would remain outstanding for the performance period of the award, generally three years, and stock options and SSARs remain exercisable for five years or until their earlier expiration. The following sets forth the amounts our NEOs were eligible for at December 31, 2021 assuming a termination of their employment on such date due to their death or disability. SSARs are not included in the table as their exercise price exceeded the closing stock price of the Company’s common stock on such date and they had no value.

	Mr. Somasundaram	Mr. Fisher	Mr. Bryant	Mr. Mahoney	Ms. Wright
RSUs	3,632,000	803,348	3,574,219	1,030,104	858,723
PSAs(1)	2,152,587	267,783	229,525	360,765	380,251
Stock Options	—	—	26,988,644	—	—
Deferred Compensation Plan or Mirror Savings Plan	2,500,171	—	127,259	—	—
Total:	8,284,758	1,071,130	30,919,647	1,390,869	1,238,974
(1)    Represents payout of 2019 PSAs, 2020 PSAs, and 2021 PSAs at target and pro-ration of the 2020 PSAs and 2021 PSAs for 18 months and 12 months, respectively.

Shareholder Proposals and Nominations for the 2023 Annual Meeting
_____________________________________________________________________________________________
ChampionX shareholders are entitled to present proposals for consideration at the 2023 Annual Meeting provided they comply with the proxy rules promulgated by the SEC and our bylaws. If you are a record owner of ChampionX common stock and you wish to submit a proposal for potential inclusion in the proxy statement for the 2023 Annual Meeting, you must notify the Secretary of ChampionX of your intent in writing. All notices must contain the information required by Rule 14a-8 under the Exchange Act. Generally, such proposals are due 120 days before the anniversary of the date we release our proxy materials for the prior year; however, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. We currently expect to hold the 2023 Annual Meeting within 30 days of May 11, 2023. Therefore, we have determined that Rule 14a-8 shareholder proposals must be received by the Company at its principal executive offices by November 30, 2022 unless otherwise announced by the Company prior to the 2023 Annual Meeting.
If you are a record owner of ChampionX common stock and you wish to present a proposal or a proposed director candidate at the 2023 Annual Meeting, but do not wish to have your proposal or director candidate considered for inclusion in the proxy statement or proxy card for the 2023 Annual Meeting, you must notify the Secretary of ChampionX of your intent in writing. All notices must contain the information required by Sections 2.15 and 2.16 of the ChampionX by-laws. The notice must be received by us not earlier than January 11, 2023 and not later than February 10, 2023, being 120 days and 90 days, respectively, prior to the date of the first anniversary of the Meeting. In the event that the 2023 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Meeting, notice by a shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the 2023 Annual Meeting is mailed or public disclosure of the date of the 2023 Annual Meeting is made, whichever first occurs.

Dated: March 30, 2022

By authority of the Board of Directors,

JULIA WRIGHT Senior Vice President, General Counsel and Secretary

CHAMPIONX

#WeAreChampionX

2445 Technology Forest Blvd.
The Woodlands, TX 77381

championX.com